EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of
June 7, 2004
by and between
SENSYTECH, INC.
and
ARGON ENGINEERING ASSOCIATES, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2004 (this “Agreement”), is by and between, Sensytech, Inc., a Delaware corporation (“Sensytech”) and Argon Engineering Associates, Inc., a Virginia corporation (“Argon”).

WITNESSETH:

      WHEREAS, the respective boards of directors of Sensytech and Argon have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which a to-be-formed Virginia corporation and wholly-owned subsidiary of Sensytech (“Acquisition Sub”) would merge with and into Argon (the “Merger”);

      WHEREAS, the respective boards of directors of the parties have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals, and have recommended that their respective stockholders approve this Agreement and the Merger;

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

      WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”),

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows (all capitalized terms used in this Agreement are defined for convenience of reference on Exhibit A attached hereto or are defined separately herein):

ARTICLE 1

THE MERGER

      1.1     The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below) in accordance with the Virginia Stock Corporation Act (the “VSCA”), Acquisition Sub shall be merged with and into Argon and the separate existence of Acquisition Sub shall thereupon cease. Argon shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the “Surviving Corporation”.

      1.2     Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the “Articles of Merger”) reasonably acceptable to Sensytech, Argon and Acquisition Sub, respectively, shall be executed and thereafter delivered to the Virginia State Corporation Commission (the “VSCC”) for filing as provided for in the VSCA, on the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the filing of the Certificate of Merger with the VSCC or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

      1.3     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 7 (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, unless another place is agreed to in writing by the parties hereto.

      1.4     Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the VSCA.

ARTICLE 2

THE SURVIVING CORPORATION

      2.1     Certificate of Incorporation. The Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the VSCA, except that Article I thereof shall be amended in the Merger to read in its entirety as follows: “The name of the Corporation is Argon.”

      2.2     By-Laws. The by-laws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the by-laws of Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by the Articles of Incorporation of Surviving Corporation and the VSCA.

      2.3     Directors and Officers. The directors and officers of Argon in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the by-laws of Surviving Corporation.

ARTICLE 3

CONVERSION OF SHARES

      3.1     Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Argon or any holder of Argon Capital Stock:

(a) Conversion of Argon Common Stock. Subject to Section 3.4(e), each share of Argon Class A common stock, par value $0.01 per share (the “Argon Class A Common Stock”) and each share of Argon Class B common stock, par value $0.01 per share (the “Argon Class B Common Stock,” and collectively, the “Argon Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b)) shall be converted into two (2) (the “Exchange Ratio”) fully paid and nonassessable shares of Sensytech common stock, par value $.01 per share (the “Sensytech Common Stock”). All such shares of Argon Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each stock certificate previously representing any such shares shall thereafter represent the applicable number of shares of Sensytech Common Stock into which such shares of Argon Common Stock have been converted. Stock certificates previously representing shares of Argon Common Stock shall be exchanged for stock certificates representing whole shares of Sensytech Common Stock into which they have been converted upon the surrender of such stock certificates in accordance with Section 3.4, without interest. In the event that subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Sensytech Common Stock or Argon Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the Exchange Ratio will be adjusted to reflect such change.

(b) Cancellation of Argon Treasury and Subsidiary Stock. Any shares of Argon Common Stock held in the treasury of Argon and any shares of Argon Common Stock held by any Subsidiary of Argon immediately prior to the Effective Time shall, as of the Effective Date be canceled and retired and cease to exist.

(c) Sensytech Common Stock. Each share of Sensytech Common Stock shall remain outstanding following the Effective Time.

(d) Argon Stock Options. Each unexpired option to purchase shares of Argon Common Stock that is outstanding at the Effective Time, whether or not exercisable, shall automatically and without any action on the part of the holder thereof be converted into an option to purchase a number of shares of Sensytech Common Stock equal to the number of shares of Argon Common Stock that could be purchased under such option multiplied by the Exchange Ratio, at a price per share of Sensytech Common Stock equal to the per share exercise price of such option divided by the Exchange Ratio.

      3.2     Acquisition Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Sensytech as the sole shareholder of Acquisition Sub, each issued and outstanding share of the common stock of Acquisition Sub shall remain issued and outstanding.

      3.3     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Argon Common Stock issued and outstanding immediately prior to the Effective Time which are held by shareholders who do not vote in favor of the approval and adoption of this Agreement and who comply with all of the relevant provisions of Section 13.1-729 through 13.1-741 of the VSCA (the “Dissenters’ Shares”) shall not be converted into or be exchangeable for the right to receive shares of Sensytech Common Stock pursuant to Section 3.1(a). Dissenter’s Shares shall, from and after the Effective Time, no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of Dissenters’ Shares shall thereafter cease to have any rights with respect to such shares except the right, if any, to receive payment pursuant to the relevant provisions of Section 13.1-729 through 13.1-741 of the VSCA. If any holder of Argon Common Stock shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Argon Common Stock held thereby shall thereupon be treated as though converted into Sensytech Common Stock pursuant to Section 3.1(a) and such shares shall be deemed not to be Dissenters’ Shares. Any shares of Sensytech Common Stock otherwise to have been delivered to holders of Dissenters’ Shares shall be retained by Sensytech.

      3.4     Exchange of Certificates.

      (a) As promptly as possible after the Effective Time, Sensytech shall notify its transfer agent (the “Transfer Agent”) of the names of former Argon shareholders and the number of shares of Sensytech Common Stock then held by them as a result of the Merger. Sensytech shall, as promptly as possible, send, or cause to be sent, to each of the former Argon shareholders, notice and instructions for surrender of such holders’ Argon stock certificates in exchange for Sensytech stock certificates and shall arrange for the exchange of Argon stock certificates for Sensytech stock certificates.

      (b) Until surrendered as contemplated by this Section 3.4, each Argon stock certificate shall be deemed at all times after the Effective Time to represent only that number of shares of Sensytech Common Stock into which the shares of Argon Common Stock represented by such Argon stock certificate have been converted as provided in this Article III and the right to receive upon such surrender cash in lieu of any fractional shares of Sensytech Common Stock as contemplated by Section 3.4(e).

      (c) No dividends or other distributions declared or made with respect to Sensytech Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Argon stock certificate with respect to the shares of Sensytech Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.4(e), until the holder of such Argon stock certificate shall surrender such Argon stock certificate. Subject to the effect of any applicable laws, following the surrender of any such Argon stock certificate, there shall be delivered to the holder of that certificate a stock certificate representing the number of whole shares of Sensytech Common Stock into which the shares represented by the Argon stock certificate have been converted, without interest, plus (A) at the time of such surrender, the amount of any cash payable with respect to any fractional share of Sensytech Common Stock to which such holder is entitled pursuant to Section 3.4(e) and the amount of dividends or other distributions in respect to Sensytech Common Stock with a record date after the Effective Time which has theretofore paid (but withheld pursuant to this Section 3.4) with respect to such whole shares of Sensytech Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions in respect of Sensytech Common Stock with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Sensytech Common Stock.

      (d) All shares of Sensytech Common Stock issued upon conversion of shares of Argon Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.4(c) or 3.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Argon Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Argon Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Argon stock certificates are presented to the Sensytech or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

      (e) No certificates or scrip representing fractional shares of Sensytech Common Stock shall be issued upon the surrender for exchange of Argon stock certificates, and such fractional share interests will not entitle the owner thereof to vote as, or to any rights of, a stockholder of Sensytech. In lieu of any such fractional shares, upon surrender of the applicable Argon stock certificates, Sensytech shall pay each holder of Argon Common Stock, who would otherwise have been entitled to receive a fraction of a share of Sensytech Common Stock upon surrender of his or her Argon stock certificates pursuant to this Article III, an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Argon Common Stock held at the Effective Time by such holder) by (b) the closing price on the Nasdaq National Market at the close of the Nasdaq regular session of trading, for a share of Sensytech Common Stock on the last trading day immediately preceding the Effective Time.

      3.5     No Liability. None of Sensytech, Argon or the Surviving Corporation shall be liable to any holder of shares of Argon Common Stock for shares of Sensytech Common Stock (or dividends or distributions with respect thereto) or cash otherwise due to them pursuant to this Agreement which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      3.6     Withholding. Sensytech shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Argon Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Sensytech, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Argon Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by Sensytech.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SENSYTECH

      Sensytech represents and warrants to Argon as follows:

      4.1     Organization and Qualification. Sensytech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Closing, Acquisition Sub will be a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Sensytech has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Sensytech is qualified to do business in each jurisdiction listed in Section 4.1 of the Sensytech Disclosure Schedule and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Sensytech. True, accurate and complete copies of the charter documents and bylaws of Sensytech as in effect on the date hereof, including all amendments thereto, have heretofore been, and those of Acquisition Sub when formed will be, delivered to Argon. Except as set forth on Section 4.1 of the Sensytech Disclosure Schedule, during the past seven (7) years, Sensytech has not been known by or used any corporate, fictitious or other name in the conduct of Sensytech’s business.

      4.2     Capitalization.

      (a) The authorized capital stock of Sensytech consists of: (i) 25,000,000 shares of Sensytech capital stock, $.01 par value per share, of which 6,750,989 shares of Sensytech Common Stock were issued and outstanding as of June 4, 2004. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Sensytech Common Stock and other securities of Sensytech have been granted, offered, sold and issued in compliance with applicable foreign, state and federal laws.

      (b) Except as set forth in Section 4.2 of the Sensytech Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, stock appreciation rights (SARs), phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Sensytech to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Sensytech Capital Stock, or obligating Sensytech to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Sensytech is a party or is bound with respect to the voting of any shares of Sensytech Capital Stock.

      (c) The Board of Directors of Sensytech has not declared any dividend or distribution with respect to the Sensytech Capital Stock, the record or payment date for which is on or after the date of this Agreement.

      (d) Except as set forth in Section 4.2 (d) of the Sensytech Disclosure Schedule, as of the date hereof, (i) no bonds, debentures, notes or other indebtedness of Sensytech having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Sensytech or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Sensytech Capital Stock or any shares of capital stock of any of Subsidiary of Sensytech.

      (e) The Sensytech Common Stock is quoted on the Nasdaq National Market. No other securities of Sensytech or any of its Subsidiaries are listed or, to Sensytech’s knowledge, quoted for trading on any United States domestic or foreign securities exchange.

      4.3     Subsidiaries. Except as set forth in Section 4.3 of the Sensytech Disclosure Schedule,

(a) Each Subsidiary of Sensytech is a corporation duly incorporated (or an entity duly formed) and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sensytech. Each Subsidiary of Sensytech is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sensytech. No Subsidiary of Sensytech is in default in any respect in the performance, observation or fulfillment of any provision of its certificate or articles of incorporation or bylaws (or similar organizational documents). Other than its Subsidiaries, Sensytech does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated. No securities issued by any Subsidiary of Sensytech are registered or required to be registered with the SEC under the Exchange Act and since January 1, 2000, no securities issued by any Subsidiary of Sensytech have been issued under a registration statement filed with the SEC under the Securities Act.

(b) All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of Sensytech is owned by Sensytech, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. There are no outstanding (i) securities of Sensytech or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Sensytech’s Subsidiaries or (ii) options or other rights to acquire from Sensytech or any of its Subsidiaries, or other obligations of Sensytech or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Sensytech’s Subsidiaries. There are no outstanding obligations of Sensytech or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) of this Section 4.3(b).

      4.4     Authority; Non-Contravention; Approval. Except as set forth in Section 4.4 of the Sensytech Disclosure Schedule,

(a) Sensytech has full corporate power and authority to enter into this Agreement and, subject to the Sensytech Stockholders’ Approval and the Required Statutory Approvals, to consummate the transactions contemplated hereby. At the Closing, Acquisition Sub will have full corporate power and authority, subject to the Sensytech Stockholders’ Approval and the Required Statutory Approvals, to consummate the transactions contemplated hereby. The Board of Directors of Sensytech (i) unanimously has determined that this Agreement, the Merger and the transactions contemplated hereby are fair to, and in the best interests of, Sensytech and its stockholders, (ii) unanimously has approved this Agreement and declared it advisable and (iii) unanimously has resolved to recommend that the stockholders of Sensytech approve and adopt this Agreement, the Merger and the transactions contemplated hereby. The portion of the minutes of the meetings of the Board of Directors of Sensytech at which the Agreement, the Merger and the transactions contemplated hereby were discussed, reviewed and approved, as previously delivered to Argon, are a materially accurate account of the proceedings described therein which took place at such meetings. At the Closing, the Board of Directors of Acquisition Sub will have declared the Merger and the transactions contemplated hereby advisable and will have approved this Agreement, the Merger and the transactions contemplated hereby. No other corporate proceedings on the part of Sensytech or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or, except for the Sensytech Stockholders’ Approval, for the consummation by Sensytech and Acquisition Sub of the transactions contemplated hereby. Sensytech has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Argon, this Agreement constitutes a valid and legally binding agreement of Sensytech enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Sensytech does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Sensytech under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Sensytech or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Sensytech or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Sensytech or any of its Subsidiaries is now a party or by which Sensytech or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of this clause (iii), where the default, termination or acceleration will not have an Material Adverse Effect on Sensytech. The consummation by Sensytech and Acquisition Sub of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) Required Statutory Approvals and the Sensytech Stockholders’ Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents from lessors or other third parties that are listed in the Sensytech Disclosure Schedule, other than where such violation, conflict, breach termination, acceleration or creation of a Lien will not have a Material Adverse Effect on Sensytech.

(c) Except for Required Statutory Approvals, filings with the SEC and the Nasdaq Stock Market, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Sensytech or the consummation by Sensytech and Acquisition Sub of the transactions contemplated thereby.

(d) The affirmative vote of the holders of a majority of the outstanding shares of Sensytech Common Stock (the “Sensytech Stockholders’ Approval”) is the only vote of the holders of any class or series of Sensytech Capital Stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

      4.5     SEC Matters.

      (a) Sensytech has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Argon each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Sensytech with the SEC since January 1, 1999, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof. In addition, Sensytech has previously delivered to Argon all comment letters received by the Company by the SEC staff since January 1, 1999 and all responses to such comment letters by or on behalf of Sensytech. Sensytech has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since January 1, 1999 (collectively, the “Sensytech Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Sensytech Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the requirements thereof including all of the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Sensytech Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Sensytech and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Sensytech Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Sensytech and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for normal year-end audit adjustments that were not, or with respect to any such statement contained in any Sensytech Reports to be filed after the date hereof are not reasonably expected to be, material in amount or effect. PriceWaterhouseCoopers LLP (“PWC”), which has expressed its opinion with respect to the financial statements of Sensytech and its Subsidiaries included in the Sensytech Reports (including the related notes) to the extent required by the federal securities laws, is and has been throughout the periods covered by such financial statements “independent” with respect to the Company within the meaning of Regulation S-X and in compliance with subsections (g) through (i) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Section 4.6 of the Sensytech Disclosure Schedule lists all non-

audit services performed by PWC for Sensytech and its Subsidiaries since January 1, 1999. The principal executive officer of Sensytech and the principal financial officer of Sensytech (and each former principal officer or principal financial officer of Sensytech) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Sensytech Reports filed since such certifications have been required. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Sensytech nor any of its Subsidiaries has been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the Exchange Act) at any time since January 1, 1999.

      (b) Sensytech maintains disclosure controls and procedures to the extent presently required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Sensytech and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Sensytech’s filings with the SEC and other public disclosure documents. Since January 1, 1999, Sensytech has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge, other than comments from the SEC on Sensytech filings which comments have either been satisfied or withdrawn by the SEC and other than routine government contract reviews.

      (c) Sensytech has not filed any report with the SEC or any other securities regulatory authority or any securities exchange or other self regulatory authority that, as of the date of this Agreement, remains confidential.

      (d) Each of Sensytech and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Sensytech and to maintain accountability for Sensytech’s consolidated assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

      (e) Sensytech has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or modified or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Sensytech in violation of Section 202 of the Sarbanes-Oxley Act. Section 4.5(e) of the Sensytech Disclosure Schedule identifies any loan or extension of credit maintained by Sensytech to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

      4.6     Absence of Undisclosed Liabilities. Except as set forth in Section 4.6 of the Sensytech Disclosure Schedule, Sensytech did not have at September 30, 2003, nor, to the knowledge of Sensytech, has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, and there is no existing condition, situation or circumstance that reasonably could be expected to result in such a liability or obligation, except liabilities, obligations, contingencies, conditions, situations or circumstances which (a) are disclosed in, or reflected in the financial statements included in, the Sensytech Reports, or (b) were incurred after September 30, 2003 in the ordinary course of business and consistent with past practices, in each case, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sensytech.

      4.7     Absence of Certain Changes or Events. Except as set forth in or contemplated by this Agreement or the Sensytech Disclosure Schedule, since September 30, 2003, Sensytech has not suffered or experienced any Material Adverse Effect. Since September 30, 2003, Sensytech has not engaged in any transaction of a kind or taken any action that would be prohibited (or otherwise would require the consent of Argon) pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d)(ii), Section 6.1(d)(iii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(f), Section 6.1(g), Section 6.1(h), Section 6.1(i),

Section 6.1(k), Section 6.1(l), Section 6.1(m) and Section 6.1(n) if such transaction occurred after the date hereof and prior to the Closing, except for matters (a) set forth in Section 4.7 of the Sensytech Disclosure Schedule, or (b) disclosed in the Sensytech Reports.

      4.8     Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Sensytech, threatened against, relating to or affecting Sensytech before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger or seek other relief or remedy with respect to the Merger. Neither Sensytech nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as disclosed in Section 4.8 of the Sensytech Disclosure Schedule, there are no (i) claims, suits, actions or proceedings pending against Sensytech or any of its Subsidiaries, which, individually or together with any related claims, suits, actions or proceedings, involve, or would reasonably be expected to involve, amounts exceeding $100,000, or (ii) to the knowledge of Sensytech, investigations or threatened claims, suits, actions or proceedings against Sensytech or any of its Subsidiaries which, individually or together with any related investigations, claims, suits, actions or proceedings, involve, or would reasonably be expected to involve, amounts exceeding $100,000.

      4.9     No Violation of Law. Neither Sensytech nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, which violation could have a Material Adverse Effect on Sensytech. Except as set forth on Section 4.9 of the Sensytech Disclosure Schedule, Sensytech and its Subsidiaries have all permits, licenses, approvals, authorizations of and registrations (collectively, “Permits”) with and under all laws, and from all Governmental Entities, required by Sensytech and its Subsidiaries to carry on their respective businesses as currently conducted.

      4.10     Compliance with Agreements. Except as set forth in Section 4.10 of the Sensytech Disclosure Schedule, neither Sensytech nor any of its Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter or by-laws of Sensytech or (b) the contracts, commitments, agreements, leases, licenses, and other instruments of Sensytech or its Subsidiaries, and Sensytech has not received any notice of any such breach, violation, default or event, other than breaches, violations or defaults which would not have a Material Adverse Effect on Sensytech. To the knowledge of Sensytech, there exists no breach, violation, default in performance or obligation on the party of any other party to any material contract, commitment, agreement, lease, license or other instrument of Sensytech or its Subsidiaries.

      4.11     Taxes. Except as set forth in Section 4.11 of the Sensytech Disclosure Schedule,

(a) Sensytech and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes for all applicable periods and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No claim has ever been made by an authority in a jurisdiction where any of Sensytech or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Sensytech Reports are adequate to cover all Taxes of Sensytech and its Subsidiaries for all periods ending at or prior to the date of such balance sheet, and there are no material Liens for Taxes upon any property or asset of either of Sensytech or any of its Subsidiaries, except for Liens for Taxes not yet due. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to Sensytech or any of its Subsidiaries. Neither Sensytech nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed. Sensytech has delivered to Argon correct and complete copies of all federal income Tax Returns filed for 2000, 2001 and 2002, and for all other open years. There are no unresolved issues of law or fact which, to the knowledge of Sensytech, exist or which arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of Sensytech or its Subsidiaries. Neither Sensytech nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than waivers and extensions which are no longer in effect. Neither Sensytech nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending before any Governmental Entity. Neither Sensytech nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes with any entity that is not, directly or indirectly, Sensytech or a wholly owned Subsidiary of Sensytech and (ii) does not have any liability for Taxes of any Person as a transferee or successor, by contract or otherwise. Neither Sensytech nor any of its Subsidiaries has any liability for Taxes on gains required to be recognized under Section 355(e) of the Code or has made any election under Section 341(f) of the Code.

(b) Neither Sensytech nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G, or (ii) any amount that will not be fully deductible as a result of Code Section 162(m).

(c) Neither Sensytech nor any of its Subsidiaries has any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution.

(d) None of Sensytech nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

      4.12     Tax Treatment. Neither Sensytech nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance with respect to Sensytech or its Subsidiaries, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      4.13     Employee Benefit Plans; ERISA.

      (a) (1) Section 4.13 of the Sensytech Disclosure Schedule lists (A) each plan, program, arrangement, practice and policy under which one, or more than one, current or former officer, employee or director of Sensytech or a Subsidiary of Sensytech has any right to employment, to purchase or receive any stock or other securities of Sensytech or a Subsidiary of Sensytech or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which Sensytech or a Subsidiary of Sensytech has any material liability and (B) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Sensytech or a Subsidiary has any liability. Each such plan, program, arrangement, practice and policy shall be referred to individually as a “Sensytech Plan” and collectively as the “Sensytech Plans”.

      (b) Sensytech has delivered to Argon (i) a current, complete and accurate copy of each Sensytech Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Sensytech Plan which is not set forth in writing and (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related exhibits and reports for each Sensytech Plan which is subject to ERISA.

      (c) No Sensytech Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Sensytech Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code, and neither Sensytech nor any of its Subsidiaries has ever sponsored or been required to contribute to any plan subject to Title IV of ERISA, Section 412 of the Code, Section 414(f) of the Code or Section 413(c) of the Code.

      (d) There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Sensytech Plans that could result in penalties, taxes, liabilities or indemnification obligations, and there has been no other event, or more than one other event, with respect to any Sensytech Plan that could result in any liability for Sensytech or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA.

      (e) Each Sensytech Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service on the plan as currently in effect or has pending an application for such a determination letter from the Internal Revenue Service on the plan as currently in effect, or has been adopted as a prototype plan that received a favorable opinion letter from the Internal Revenue Service, and Sensytech is not aware of any reason likely to result in the revocation of any favorable determination letter or opinion letter which has been received or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. Sensytech has provided to Argon a copy of the most recent Internal Revenue Service favorable determination letter or opinion letter with respect to each such Sensytech Plan and, if such letter does not cover a Sensytech Plan as currently in effect, a copy of the application to the Internal Revenue Service for such a letter.

      (f) Except as set forth in Section 4.13 of the Sensytech Disclosure Schedule, each Sensytech Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Sensytech Plan or to Sensytech or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Sensytech Plan. If a former Sensytech Plan has been terminated by or all or any part of the liabilities of the Sensytech or any Subsidiary for any current or former Sensytech Plan have been transferred to another employer, such termination or transfer was properly effected, and neither Sensytech nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

      (g) Except as set forth in Section 4.13 of the Sensytech Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of Sensytech or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Sensytech Plan.

      (h) Except as set forth in Section 4.13 of the Sensytech Disclosure Schedule, neither Sensytech nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor, except as required to avoid excise Tax under Section 4980B of the Code and as required by COBRA.

      (i) All contributions and other payments due from Sensytech or any Subsidiary with respect to each Sensytech Plan have been made or paid in full or are shown in the Sensytech Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Sensytech Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Sensytech Plan.

      (j) There are no pending or threatened claims with respect to a Sensytech Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of Sensytech or a Subsidiary, which claims could reasonably be expected to result in any material liability to Sensytech or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of Sensytech or a Subsidiary, has been proposed with respect to any Sensytech Plan.

      (k) Section 4.13 of the Sensytech Disclosure Schedule sets forth a list of the Persons (other than subcontractors) who were performing services for Sensytech or a Subsidiary of Sensytech on March 31, 2004 who were classified by Sensytech as independent contractors. Each Person who performs, or has performed, services for Sensytech or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such Person(s) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sensytech. Each Person (other than a subcontractor) currently classified as an independent contractor is terminable on not more than thirty (30) days notice, without any obligation to pay severance or a termination. Each Person who performs, or has performed, services for Sensytech or a Subsidiary as an independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights, except where the failure to do so would not have a Material Adverse Effect on Sensytech.

      (l) Vesting for options which are outstanding under any employee or director stock option or stock purchase plan or arrangement of Sensytech (the “Sensytech Stock Option Plans”), including accelerated vesting which will occur at the Effective Time, has been effected in accordance with the terms of the plans and with all applicable Laws, and the interests in or shares available for issuance under each such Sensytech Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

      4.14     Labor; Employment Matters.

      (a) Except as set forth in Section 4.14(a) of the Sensytech Disclosure Schedule, neither Sensytech nor any Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Sensytech or any Subsidiary and, to the knowledge of Sensytech, there are no organizational efforts presently being made involving any of the employees of Sensytech or its Subsidiaries. To the knowledge of Sensytech, no executive or key employee of Sensytech listed on Section 4.14(a) of the Sensytech Disclosure Schedule has any plan to terminate his or her employment with Sensytech or has threatened to do so. Sensytech and its Subsidiaries have complied with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No person has asserted that Sensytech or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws.

      (b) Section 4.14(b) of the Sensytech Disclosure Schedule sets forth a list of all employees of Sensytech and its Subsidiaries as of the date hereof showing for each as of the date hereof the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than arrangements under which payments are at the discretion of Sensytech) and also showing any bonus, commission or other remuneration, other than salary, paid during Sensytech’s last fiscal year. Except as set forth on Section 4.14(b) of the Sensytech Disclosure Schedule, none of such employees is a party to a written employment agreement or contract with Sensytech or any Subsidiary. Except as set forth on Section 4.14(b) of the Sensytech Disclosure Schedule, each such employee has entered into Sensytech’s standard form of employee non-disclosure agreement, a copy of which has been previously delivered to Argon.

      4.15     Real Estate.

      (a) Section 4.15(a) of the Sensytech Disclosure Schedule sets forth the address of all real property owned by Sensytech or any Subsidiary of Sensytech as of the date hereof (the “Sensytech Owned Real

Property”). Sensytech or one of its Subsidiaries, as applicable, holds good and marketable title to the Sensytech Owned Real Property, free and clear of all Liens except for (i) Liens for current Taxes or assessments that are not yet delinquent, (ii) builder, mechanic, warehousemen, materialmen, contractor, landlord, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not yet delinquent, (iii) the rights, if any, of vendors having equipment associated with equipment financed by the Sensytech and its Subsidiaries, (iv) Liens arising from the receipt by Sensytech and its Subsidiaries of progress payments by the United States government, (v) Liens securing rental payments under capital lease arrangements and (vi) other Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sensytech.

      (b) Section 4.15(b) of the Sensytech Disclosure Schedule sets forth the address of all real property in which Sensytech or any Subsidiary of Sensytech holds a leasehold or subleasehold estate (the “Sensytech Leased Real Property”; the leases or subleases for such Sensytech Leased Real Property being referred to as the “Sensytech Leases”). Sensytech has delivered to Argon a true and complete copy of each of the Leases, and in the case of any oral Sensytech Lease, a written summary of the material terms of such Sensytech Lease. With respect to each of the Sensytech Leases: (i) Sensytech or such Subsidiary, as applicable, holds good and marketable title to the leasehold or subleasehold interest thereunder; (ii) neither Sensytech nor any Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Sensytech Lease, or any interest therein, except as set forth in Section 4.15 of the Sensytech Disclosure Schedule; and (iii) Sensytech has not waived any rights which would be in effect on or after the date hereof. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Sensytech Lease to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of Sensytech or any Subsidiary under any Sensytech Lease. Section 4.15(b) of the Sensytech Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by Sensytech or its Subsidiaries as a result of the Merger so that the Sensytech Leases will continue in accordance with their terms following the Merger.

      4.16     Environmental Matters.

      (a) Except as set forth in Section 4.16 of the Sensytech Disclosure Schedule, Sensytech and its Subsidiaries have conducted their business in material compliance with all Environmental Laws, including having all permits, licenses and other approvals and authorizations necessary for the operation of their business as presently conducted. Sensytech and its Subsidiaries have not received any notices, demand letters or requests for information from any Governmental Entity indicating that Sensytech or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no, and have not been any, civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of Sensytech, threatened against Sensytech or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither Sensytech nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws. There has been no Release of Hazardous Substances at any property currently owned or operated by Sensytech or its Subsidiaries, nor, to Sensytech’s knowledge has there been a Release of Hazardous Substances at any property formerly owned or operated by Sensytech or its Subsidiaries during the period of such ownership or operation.

      (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of Sensytech or any of its Subsidiaries of which Sensytech has knowledge in relation to the current or prior business of Sensytech or any of its Subsidiaries or any property or facility now or previously owned or leased by Sensytech or any of its Subsidiaries.

      (c) Except as set forth on Section 4.16 of the Sensytech Disclosure Schedule, neither Sensytech nor any of its Subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Law, other than the obligation to comply with said Law.

      (d) For purposes of this Section 4.16, the terms “Sensytech” and “Subsidiary” shall include any entity that is, in whole or in part, a predecessor in interest of Sensytech or any of its Subsidiaries under applicable corporate law.

      4.17     Contracts and Commitments; Suppliers and Customers.

      (a) Except for contracts, commitments, agreements, leases, licenses, and other instruments disclosed in Section 4.17(a) of the Sensytech Disclosure Schedule (collectively, the “Sensytech Material Contracts”), neither Sensytech nor any of its Subsidiaries is a party to or bound by: (a) any agreements with any present stockholder, employee, officer or director (or former stockholder, employee, officer or director) under which there remain at the date hereof obligations to be performed by Sensytech or any of its Subsidiaries; (b) any material agreements with a consultant, sales representative, agent or dealer terminable more than upon 30 days written notice; (c) agreements or indentures relating to the borrowing of money or the deferred purchase price of property (in either case whether or not secured in any way), or any guarantee of any of the foregoing which involve in each case more than $100,000; (d) any partnership, joint venture, profit-sharing (except pursuant to a Sensytech Plan) or similar agreement; (e) contracts, not entered into in the ordinary course of business on an arm’s-length basis, that are material to Sensytech; (f) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to Sensytech, its Affiliates or their employees; (g) any agreements or arrangements for the acquisition or sale of any business of Sensytech entered into since January 1, 1999 (or, without regard to such date, to the extent any indemnification or similar obligations of Sensytech or any of its Subsidiaries exist as of the date of this Agreement) or any such agreement or arrangement, regardless of when such agreement or arrangement was entered into, that has not yet been consummated or in respect of which Sensytech or any of its Subsidiaries has any remaining obligations (whether by merger, sale or purchase of assets or stock, consolidation, share exchange or otherwise); (h) any agreement which imposes material non-competition or non-solicitation restrictions, or any “exclusivity” or similar provision or covenant on Sensytech, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in Sensytech’s Government Contracts; (i) any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision; and (j) any other agreements to which Sensytech or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligation in excess of $150,000 annually.

      (b) Except as set forth on Section 4.17(b) of the Sensytech Disclosure Schedule, neither Sensytech nor any of its Subsidiaries has received notice of an intention by any party to any Sensytech Material Contract that provides for a continuing obligation by any party thereto to terminate such Sensytech Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect Sensytech or any of its Subsidiaries. Since January 1, 2000 (i) no supplier or customer of Sensytech or any of its Subsidiaries has canceled or otherwise terminated its relationship with Sensytech or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not have a Material Adverse Effect on Sensytech, (ii) to the knowledge of Sensytech, no supplier or customer of Sensytech or any of its Subsidiaries has provided written notice to Sensytech or any of its Subsidiaries of its intent either to terminate its relationship with Sensytech or any of its Subsidiaries or to cancel any material agreement with Sensytech or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not have, a Material Adverse Effect on Sensytech, (iii) to the knowledge of Sensytech, none of the suppliers of Sensytech or any of its Subsidiaries is unable to continue to supply the products or services supplied to Sensytech or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, would not have, a Material Adverse Effect on Sensytech, and (iv) except as set forth in Section 4.17(b) of the Sensytech Disclosure Schedule, Sensytech and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of Sensytech or any of its Subsidiaries that is material to Sensytech and its Subsidiaries taken as a whole.

      4.18     Intellectual Property Rights.

      (a) Section 4.18(a) of the Sensytech Disclosure Schedule sets forth all United States and foreign patents and currently pending patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright registrations and applications owned or licensed by Sensytech and its Subsidiaries or otherwise used or held for use by Sensytech, specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the owner of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed and (iv) the issuance, registration or application numbers and dates. Section 4.18(a) of the Sensytech Disclosure Schedule also sets forth all licenses, sublicenses and other agreements or permissions under which Sensytech or any of its Subsidiaries is a licensee or otherwise is authorized to use any Intellectual Property Rights of a third party entered into by Sensytech or any of its Subsidiaries or otherwise affecting the business of Sensytech or any of its Subsidiaries, other than licenses which are included in the use of the product, equipment or machinery.

      (b) (i) Except as set forth in Section 4.18 of the Sensytech Disclosure Schedule, Sensytech and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights that are currently used in the conduct of Sensytech’s or any of its Subsidiary’s business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by Sensytech or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and there are no grounds for the same, and Sensytech and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights, and (iii) to the knowledge of Sensytech, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Sensytech or any of its Subsidiaries in connection with their respective businesses as currently conducted, and neither Sensytech nor any of its Subsidiaries has brought or threatened to bring any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved. All of the material Intellectual Property owned or used by Sensytech or any of its Subsidiaries prior to the Closing will be owned or available for use by Sensytech and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

      (c) For purposes of this Agreement, “Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

      4.19     Antitakeover Law Inapplicable. No antitakeover or similar statute or regulation of the State of Delaware or any other state or jurisdiction applies or purports to apply to the Merger and the transactions contemplated hereby.

      4.20     Government Contracts.

      (a) Section 4.20(a) of the Sensytech Disclosure Schedule sets forth a true and correct list of each Government Contract which is in effect as of the date hereof (including each Government Contract with a total contract value exceeding $100,000 which has been fully performed but has not yet been closed out) to which Sensytech or any of its Subsidiaries is a party (the “Sensytech Government Contracts”) and each Government Bid to which Sensytech or any of its Subsidiaries is a party and for which an award has not been issued 30 days or more prior to the date of this Agreement (the “Sensytech Government Bids”). With respect to each such Sensytech Government Contract and Sensytech Government Contract Bid, Section 4.20(a) of the Sensytech Disclosure Schedule shall list (i) the Sensytech internal job number, (ii) a description of such Contract or Bid and (iii) the total contract value or total estimated contract value.

      (b) Except as set forth in Section 4.20(b) of the Sensytech Disclosure Schedule: (A) Sensytech and its Subsidiaries have complied, in all material respects, with the terms and conditions of each Sensytech Government Contract and Sensytech Government Bid; (B) Sensytech and its Subsidiaries have complied in all material respects, with the requirements of any statute, rule, regulation or policy pertaining to any such Sensytech Government Contract or Sensytech Government Bid; (C) all representations and certifications made by Sensytech or any of its Subsidiaries with respect to any such Sensytech Government Contract or Sensytech Government Bid were accurate in every material respect as of their effective date and Sensytech and its Subsidiaries have fully complied with all such representations and certifications in all material respects; and (D) no termination or default, cure notice, show cause notice, suspension of work notice or stop work order has been issued and remains unresolved with respect to any such Sensytech Government Contract or Sensytech Government Bid.

      (c) Except as set forth in Section 4.20(c) of the Sensytech Disclosure Schedule: (A) neither Sensytech or any of its Subsidiaries nor any of their respective directors, officers, employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of Sensytech or any of its Subsidiaries; (B) to the knowledge of Sensytech, there is no pending audit or investigation of Sensytech or any of its Subsidiaries or any of their respective officers, employees or representatives, nor within the last five years has there been any audit or investigation of Sensytech or any of its Subsidiaries or any of their respective officers, employees or representatives, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (C) during the last five years, neither Sensytech nor any of its Subsidiaries has made any voluntary disclosure in writing to any other Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

      (d) Except as set forth in Section 4.20(d) of the Sensytech Disclosure Schedule, there are (A) no outstanding material claims or requests for equitable adjustments against Sensytech or any of its Subsidiaries, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Sensytech Government Contract or Sensytech Government Bid, and (B) no outstanding material claims, requests for equitable adjustments or disputes between Sensytech or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act or any other federal statute or between Sensytech or any of its Subsidiaries, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Sensytech Government Contract or Sensytech Government Bid.

      (e) Except as set forth in Section 4.20(e) of the Sensytech Disclosure Schedule, the Sensytech Government Contracts are not the subject of bid or award protest proceedings, and, to the knowledge of Sensytech, no Sensytech Government Contract is reasonably likely to become the subject of bid or award protest proceedings.

      (f) No Person has notified Sensytech or any of its Subsidiaries that any Governmental Entity intends to seek Sensytech’s agreement to lower rates under any Sensytech Government Contract or Sensytech Government Bid.

      (g) Neither Sensytech nor any of its Subsidiaries has ever been, nor is now, suspended, debarred or otherwise ineligible or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced or to the knowledge of Sensytech, threatened against Sensytech or any of its officers or employees.

      (h) No negative determination of responsibility has been issued against Sensytech or any of its Subsidiaries during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

      (i) Except as set forth on Section 4.20(i) of the Sensytech Disclosure Schedule, to the knowledge of Sensytech, since January 1, 1998, neither Sensytech nor any of its Subsidiaries has undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Entity including but not limited to the General Accounting Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including the United States Attorney General) relating to any Government Contract.

      (j) Sensytech and its Subsidiaries are in compliance with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995). To the knowledge of Sensytech, neither Sensytech nor any of its Subsidiaries has, within the last five (5) years, received any invalidation of a facility clearance or other adverse action of a Governmental Entity with respect to any facility clearance or any adverse determination with respect to personal security clearances for officers or directors of Sensytech.

      (k) Neither Sensytech nor any of its Subsidiaries has knowledge of any claim, potential claim or potential liability for defective pricing, false statements or false claims with respect to any of their Government Contracts.

      4.21     Relations with Governments. Neither Sensytech nor any of its Subsidiaries, nor to the knowledge of Sensytech any director, officer, agent or employee of Sensytech or any of its Subsidiaries, has (a) used any funds of Sensytech for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause Sensytech or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

      4.22     Import/ Export Compliance. Each of Sensytech and its Subsidiaries is in compliance with all United States import and export laws and regulations, including those specified in the International Traffic in Arms Regulations and Export Administration Regulations. Except as set forth on Section 4.22 of the Sensytech Disclosure Schedule, neither Sensytech nor any of Subsidiaries has, within the last five (5) years, violated any United States import or export laws, or been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by a Governmental Entity or made a voluntary disclosure with respect to violations of such laws.

      4.23     Organizational Conflict of Interest. To the knowledge of Sensytech, in the past six (6) years neither Sensytech nor any of its Subsidiaries has had access to non-public information or provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, or prepared specifications or statements of work, or engaged in any other conduct that would create in any current Governmental Entity procurement an actual or potential “organizational conflict of interest” (as set forth in Federal Acquisition Regulation Subpart 9.5) with Sensytech or any of its Subsidiaries.

      4.24     No Existing Discussions. As of the date of this Agreement, Sensytech or its officers, directors, agents or representatives is engaged, directly or indirectly, in any negotiations or discussions with other parties with respect to an Acquisition Proposal

      4.25     Advisors’ Fees. Except for Ryan Beck & Co. Inc. (“Ryan Beck”), a copy of whose engagement agreement has been provided to Argon prior to the date of this Agreement, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Sensytech or any of its Subsidiaries who might be entitled to any fee from Sensytech or any of its Subsidiaries (including, after the consummation of the Merger, from Argon or any of its Subsidiaries) in connection with the Merger or any of the other transactions contemplated by this Agreement.

      4.26     Opinion of Financial Advisor. Sensytech has received the verbal opinion of Ryan Beck, financial advisor to Sensytech, to the effect that, as of the date of this Agreement, the Merger is fair to the stockholders of Sensytech from a financial point of view.

      4.27     Certain Loans and Other Transactions. Except as set forth on Section 4.27 of the Sensytech Disclosure Schedule, no present or former director, officer or employee (or Person affiliated with any such director, officer or employee) of Sensytech or any of its Subsidiaries owes money to Sensytech or any of its Subsidiaries pursuant to a loan or other arrangement, other than in the ordinary course of business. Section 4.27 of the Sensytech Disclosure Schedule sets forth for each such loan or other arrangement the initial principal amount, amount outstanding as of December 31, 2002, interest rate and maturity date. Except as set forth in Sensytech Reports, since January 1, 2000, no event has occurred that would be required to be reported as a “Certain Relationships and Related Transactions” disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      4.28     Insurance. Section 4.28 of the Sensytech Disclosure Schedule sets forth all insurance policies of Sensytech and its Subsidiaries (the “Sensytech Insurance Policies”), All of the Sensytech Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as is prudent in accordance with industry practices or as is required by law. Neither Sensytech nor any of its Subsidiaries is in material breach or default, and neither Sensytech nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Sensytech Insurance Policies. No notice of cancellation or termination has been received by Sensytech with respect to any such Sensytech Insurance Policy other than as is customary in connection with renewals of existing Sensytech Insurance Policies.

      4.29     Disclosure. No representations or warranties by Sensytech or Acquisition Sub in this Agreement (including but not limited to the Sensytech Disclosure Schedule) or in any document, exhibit, statement or certificate or schedule which is furnished or to be furnished to Argon in connection with the Closing (i) contains or will contain any untrue statement of a material fact or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, and the Sensytech Disclosure Schedules, any fact necessary to made the statements or facts contained therein not misleading. There is no fact which either Sensytech or Acquisition Sub have not disclosed to Argon which could be reasonably expected to have a Material Adverse Effect on Sensytech.

      4.30     No Additional Representations. Sensytech acknowledges that neither Argon nor any other Person advising or acting on behalf of Argon, or any Affiliate of Argon, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Argon or the business conducted by Argon, except as expressly set forth in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ARGON

      Argon represents and warrants to Sensytech and Acquisition Sub as follows:

      5.1     Organization and Qualification. Argon is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Argon has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Argon is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Argon. Each such jurisdiction is set forth on Section 5.1 of the Argon Disclosure Schedule. True, accurate and complete copies of each of Argon’s charter documents and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Sensytech. Except as set forth on Section 5.1 of the Argon Disclosure Schedule, during the past seven (7) years, Argon has not been known by or used any corporate, fictitious or other name in the conduct of Argon’s business.

      5.2     Capitalization.

      (a) The authorized capital stock of Argon consists of: (i) 1,000,000 shares of Argon Class A Common Stock, 530,200 of which are issued and outstanding as of the date hereof; and (ii) 14,000,000 shares of Argon Class B Common Stock, 5,587,117 of which are issued and outstanding as of the date hereof. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Argon Common Stock and other securities of Argon have been granted, offered, sold and issued in compliance with applicable foreign, state and federal laws.

      (b) Except as set forth in Section 5.2(b) of the Argon Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, stock appreciation rights (SARs), phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Argon to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Argon Capital Stock, or obligating Argon to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Argon is a party or is bound with respect to the voting of any shares of Argon Capital Stock.

      (c) Except as set forth in Section 5.2(c) of the Argon Disclosure Schedule, the Board of Directors of Argon has not declared any dividend or distribution with respect to Argon Capital Stock the record or payment date for which is on or after the date of this Agreement.

      (d) Except as set forth on Section 5.2(d) of the Sensytech Disclosure Schedule, as of the date hereof, (i) no bonds, debentures, notes or other indebtedness of Argon having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Argon or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Argon Capital Stock or any shares of capital stock of any of Subsidiary of Argon.

      5.3     Subsidiaries. Except as set forth in Section 5.3 of the Argon Disclosure Schedule,

(a) Each Subsidiary of Argon is a corporation duly incorporated (or an entity duly formed) and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Argon. Each Subsidiary of Argon is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Argon. No Subsidiary of Argon is in default in any respect in the performance, observation or fulfillment of any provision of its certificate or articles of incorporation or bylaws (or similar organizational documents). Other than its Subsidiaries, Argon does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated. No securities issued by any Subsidiary of Argon are registered or required to be registered with the SEC under the Exchange Act, and since

January 1, 2000, no securities issued by any Subsidiary of Argon have been issued under a registration statement filed with the SEC under the Securities Act.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Argon is owned by Argon, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. There are no outstanding (i) securities of Argon or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Argon’s Subsidiaries or (ii) options or other rights to acquire from Argon or any of its Subsidiaries, or other obligations of Argon or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Argon’s Subsidiaries. There are no outstanding obligations of Argon or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) of this Section 5.3(b).

      5.4     Authority; Non-Contravention; Approval. Except as set forth in Section 5.4 of the Argon Disclosure Schedule,

(a) Argon has full corporate power and authority to enter into this Agreement and, subject to the Argon Stockholders’ Approval and the Required Statutory Approvals, to consummate the transactions contemplated hereby. The Board of Directors of Argon (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to and in the best interests of Argon and its stockholders, respectively, (ii) unanimously approved this Agreement and declared it advisable and (iii) unanimously resolved to recommend that the Argon stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby, and such resolutions shall be in force and effect and neither rescinded nor superseded prior to or as of the Closing Date. No other corporate proceedings on the part of Argon are necessary to authorize the execution and delivery of this Agreement or, except for the Argon Stockholders’ Approval, the consummation by Argon of the transactions contemplated hereby. Argon has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Sensytech, this Agreement constitutes a valid and legally binding agreement of Argon enforceable against them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Argon does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Argon under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Argon or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Argon or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Argon or any of its Subsidiaries is now a party or by which Argon or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of this clause (iii), where the default, termination or acceleration will not have a Material Adverse Effect on Argon. The consummation by Argon of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) Required Statutory Approvals and the Argon Stockholders’ Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents from lessors or other third parties that are listed in the Argon Disclosure Schedule, other than where such violation, conflict, breach, termination, acceleration or creation of a Lien will not have a Material Adverse Effect on Argon.

(c) Except for Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Argon or the consummation by Argon of the transactions contemplated thereby.

(d) The affirmative vote of the holders of (i) two-thirds (2/3) of the outstanding shares of Argon Class A Common Stock and (ii) two-thirds of the outstanding shares of Argon Class B Common Stock (collectively, the “Argon Stockholders’ Approval”) is the only vote of the holders of any class or series of Argon Capital Stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

      5.5     Absence of Undisclosed Liabilities. Except as set forth in Section 5.5 of the Argon Disclosure Schedule, Argon did not have at September 30, 2003, nor, to the knowledge of Argon, has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, and there is no existing condition, situation or circumstance that reasonably could be expected to result in such a liability or obligation, except liabilities, obligations, contingencies, conditions, situations or circumstances which were incurred after September 30, 2003 in the ordinary course of business and consistent with past practices, in each case, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Argon.

      5.6     Absence of Certain Changes or Events. Except as set forth in or contemplated by this Agreement or the Argon Disclosure Schedule, since September 30, 2003, Argon has not suffered or experienced any Material Adverse Effect. Since September 30, 2003, Argon has not engaged in any transaction of a kind or taken any action that would be prohibited (or otherwise would require the consent of Sensytech) pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d)(ii), Section 6.1(d)(iii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(f), Section 6.1(g), Section 6.1(h), Section 6.1(i), Section 6.1(k), Section 6.1(l), Section 6.1(m) and Section 6.1(n) if such transaction occurred after the date hereof and prior to the Closing, except for matters set forth in Section 5.6 of the Argon Disclosure Schedule.

      5.7     Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Argon, threatened against, relating to or affecting Argon before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger or seek other relief or remedy. Neither Argon nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as disclosed in Section 5.7 of the Argon Disclosure Schedule, there are no (i) claims, suits, actions or proceedings pending against Argon or any of its Subsidiaries which, individually or together with any related claims, suits, actions or proceedings, involve, or would reasonably be expected to involve, amounts exceeding $100,000, or (ii) to the knowledge of Argon, investigations or threatened claims, suits, actions or proceedings against Argon or any of its Subsidiaries which, individually or together with any related investigations, claims, suits, actions or proceedings, involve, or would reasonably be expected to involve, amounts exceeding $100,000.

      5.8     No Violation of Law. Neither Argon nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority which could have a Material Adverse Effect on Sensytech. Except as set forth on Section 5.8 of the Argon Disclosure Schedule, Argon and its

Subsidiaries have all Permits, with and under all laws, and from all Governmental Entities, required by Argon and its Subsidiaries to carry on their respective businesses as currently conducted.

      5.9     Compliance with Agreements. Except as set forth in Section 5.9 of the Argon Disclosure Schedule, neither Argon nor any of its Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter or by-laws of Argon or (b) the contracts, commitments, agreements, leases, licenses, and other instruments of Argon or its Subsidiaries, other than breaches, violations or defaults which would not have a Material Adverse Effect on Argon, and Argon has not received any notice of any such breach, violation, default or event. To the knowledge of Argon, there exists no breach, violation, default in performance or obligation on the party of any other party to any material contract, commitment, agreement, lease, license or other instrument of Argon or its Subsidiaries.

      5.10     Taxes. Except as set forth in Section 5.10 of the Argon Disclosure Schedule,

(a) Argon and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes for all applicable periods and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No claim has ever been made by an authority in a jurisdiction where any of Argon or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Argon Reports are adequate to cover all Taxes of Argon and its Subsidiaries for all periods ending at or prior to the date of such balance sheet, and there are no material Liens for Taxes upon any property or asset of either of Argon or any of its Subsidiaries, except for Liens for Taxes not yet due. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to Argon or any of its Subsidiaries. Neither Argon nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed. Argon has delivered to Sensytech correct and complete copies of all federal income Tax Returns filed for 2000, 2001 and 2002, and for all other open years. There are no unresolved issues of law or fact which, to the knowledge of Argon, exist or which arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of Argon or its Subsidiaries. Neither Argon nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than waivers and extensions which are no longer in effect. Neither Argon nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending before any Governmental Entity. Neither Argon nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes with any entity that is not, directly or indirectly, Argon or a wholly owned Subsidiary of Argon and (ii) does not have any liability for Taxes of any Person as a transferee or successor, by contract or otherwise. Neither Argon nor any of its Subsidiaries has any liability for Taxes on gains required to be recognized under Section 355(e) of the Code or has made any election under Section 341(f) of the Code.

(b) Neither Argon nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G, or (ii) any amount that will not be fully deductible as a result of Code Section 162(m).

(c) Neither Argon nor any of its Subsidiaries has any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution.

(d) None of Argon nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date, except for prepaid amounts received on or prior to the Closing Date in the ordinary course of business consistent with past practice.

      5.11     Tax Treatment. Neither Argon nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance with respect to Argon or its Subsidiaries, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      5.12     Employee Benefit Plans; ERISA.

      (a) (1) Section 5.12 of the Argon Disclosure Schedule lists (A) each plan, program, arrangement, practice and policy under which one, or more than one, current or former officer, employee or director of Argon or a Subsidiary of Argon has any right to employment, to purchase or receive any stock or other securities of Argon or a Subsidiary of Argon or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which Argon or a Subsidiary of Argon has any material liability and (B) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Argon or a Subsidiary has any liability. Each such plan, program, arrangement, practice and policy shall be referred to individually as a “Argon Plan” and collectively as the “Argon Plans.”

      (b) Argon has delivered to Sensytech (i) a current, complete and accurate copy of each Argon Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Argon Plan which is not set forth in writing and (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related exhibits and reports) for each Argon Plan which is subject to ERISA.

      (c) No Argon Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Argon Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 414(c) of the Code, and neither Argon nor any of its Subsidiaries has ever sponsored or been required to contribute to a plan subject to Title IV of ERISA, Section 412 of the Code, Section 414(f) of the Code or Section 413(c) of the Code.

      (d) There have been no prohibited transactions within the meaning of Section 506 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Argon Plans that could result in penalties, taxes, liabilities or indemnification obligations, and there has been no other event, or more than one other event, with respect to any Argon Plan that could result in any liability for Argon or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA.

      (e) Each Argon Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service on the plan as currently in effect or has pending an application for such a determination letter from the Internal Revenue Service on the plan as currently in effect, or has been adopted as a prototype plan that received a favorable opinion letter from the Internal Revenue Service, and Argon is not aware of any reason likely to result in the revocation of any favorable determination letter or opinion letter which has been received or in the Internal Revenue Service declining to issue a favorable determination letter or opinion letter on a pending application. Argon has provided to Sensytech a copy of the most recent Internal Revenue Service favorable determination letter with respect to each such Argon Plan and, if such letter does not cover a

Argon Plan as currently in effect, a copy of the application to the Internal Revenue Service for such a letter.

      (f) Except as set forth in Section 5.12 of the Argon Disclosure Schedule, each Argon Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Argon Plan or to Argon or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Argon Plan. If a former Argon Plan has been terminated by or all or any part of the liabilities of the Argon or any Subsidiary for any current or former Argon Plan have been transferred to another employer, such termination or transfer was properly effected, and neither Argon nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

      (g) Except as set forth in Section 5.12 of the Argon Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of Argon or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Argon Plan.

      (h) Except as set forth in Section 5.12 of the Argon Disclosure Schedule, neither Argon nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code and as required by COBRA.

      (i) All contributions and other payments due from Argon or any Subsidiary with respect to each Argon Plan have been made or paid in full or are reflected in the Argon Financial Statements, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Argon Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Argon Plan.

      (j) There are no pending or threatened claims with respect to a Argon Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of Argon or a Subsidiary, which claims could reasonably be expected to result in any material liability to Argon or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of Argon, has been proposed with respect to any Argon Plan.

      (k) Section 5.12 of the Argon Disclosure Schedule sets forth a list of the Persons (other than subcontractors) who were performing services for Argon or a Subsidiary of Argon on March 31, 2004 who were classified by Argon as independent contractors. Each Person who performs, or has performed, services for Argon or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such Person(s) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Argon. Each Person (other than a subcontractor) currently classified as an independent contractor is terminable on not more than thirty (30) days notice, without any obligation to pay severance or a termination fee. Each Person who performs, or has performed, services for Argon or a Subsidiary as an independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights, except where the failure to do so would not have a Material Adverse Effect on Argon.

      (l) Vesting for options which are outstanding under any employee or director stock option or stock purchase plan or arrangement of Argon (the “Argon Stock Option Plans”), has been effected in accordance with the terms of the plans and with all applicable Laws.

      5.13     Labor; Employment Matters.

      (a) Except as set forth in Section 5.13 (a) of the Argon Disclosure Schedule, neither Argon nor any Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Argon or any Subsidiary and, to the knowledge of Argon, there are no organizational efforts presently being made involving any of the employees of Argon or its Subsidiaries. To the knowledge of Argon, no executive or key employee of Argon listed on Section 5.13(a) of the Argon Disclosure Schedule has any plan to terminate his or her employment with Argon or has threatened to do so. Argon and its Subsidiaries have complied with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No person has asserted that Argon or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws.

      (b) Section 5.13(b) of the Argon Disclosure Schedule sets forth a list of all employees of Argon and its Subsidiaries as of the date hereof showing for each as of the date hereof the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than arrangements under which payments are at the discretion of Argon) and also showing any bonus, commission or other remuneration other than salary paid during Argon’s last fiscal year. Except as set forth on Section 5.13(b) of the Argon Disclosure Schedule, none of such employees is a party to a written employment agreement or contract with Argon or any Subsidiary. Except as set forth on Section 5.13(b) of the Argon Disclosure Schedule, each such employee has entered into Argon’s standard form or employee non-disclosure agreement, a copy of which has been previously delivered to Sensytech.

      5.14     Real Estate.

      (a) Section 5.14 (a) of the Argon Disclosure Schedule sets forth the address of all real property owned by Argon or any Subsidiary of Argon as of the date hereof (the “Argon Owned Real Property”). Argon or one of its Subsidiaries, as applicable, holds good and marketable title to the Argon Owned Real Property, free and clear of all Liens except for (i) Liens for current Taxes or assessments that are not yet delinquent, (ii) builder, mechanic, warehousemen, materialmen, contractor, landlord, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not yet delinquent, (iii) the rights, if any, of vendors having equipment associated with equipment financed by the Argon and its Subsidiaries, (iv) Liens arising from the receipt by Argon and its Subsidiaries of progress payments by the United States government, (v) Liens securing rental payments under capital lease arrangements and (vi) other Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Argon.

      (b) Section 5.14(b) of the Argon Disclosure Schedule sets forth the address of all real property in which Argon or any Subsidiary of Argon holds a leasehold or subleasehold estate (the “Argon Leased Real Property”; the leases or subleases for such Argon Leased Real Property being referred to as the “Argon Leases”). Argon has delivered to Sensytech a true and complete copy of each of the Leases, and in the case of any oral Argon Lease, a written summary of the material terms of such Argon Lease. With respect to each of the Argon Leases: (i) Argon or such Subsidiary, as applicable, holds good and marketable title to the leasehold or subleasehold interest thereunder; (ii) neither Argon nor any Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Argon Lease, or any interest therein, except as set forth in Section 5.14(b) of the Argon Disclosure Schedule; and (iii) Argon has not waived any rights which would be in effect on or after the date hereof. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Argon Lease to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of Argon or any Subsidiary under any Argon Lease. Section 5.14(b) of the Argon Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by Argon or its

Subsidiaries as a result of the Merger so that the Argon Leases will continue in accordance with their terms following the Merger.

      5.15     Environmental Matters.

      (a) Except as set forth in Section 5.15 of the Argon Disclosure Schedule, Argon and its Subsidiaries have conducted their business in material compliance with all Environmental Laws, including having all permits, licenses and other approvals and authorizations necessary for the operation of their business as presently conducted. Argon and its Subsidiaries have not received any notices, demand letters or requests for information from any Governmental Entity indicating that Argon or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no, and have not been any, civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of Argon, threatened against Argon or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither Argon nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws. There has been no Release of Hazardous Substances at any property currently owned or operated by Argon or its Subsidiaries, nor, to Argon’s knowledge has there been a Release of Hazardous Substances at any property formerly owned or operated by Argon or its Subsidiaries during the period of such ownership or operation.

      (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of Argon or any of its Subsidiaries of which Argon has knowledge in relation to the current or prior business of Argon or any of its Subsidiaries or any property or facility now or previously owned or leased by Argon or any of its Subsidiaries.

      (c) Except as set forth on Section 5.15 of the Argon Disclosure Schedule, neither Argon nor any of its Subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Law, other than the obligation to comply with said Law.

      (d) For purposes of this Section 5.15, the terms “Argon” and “Subsidiary” shall include any entity that is, in whole or in part, a predecessor in interest of Argon or any of its Subsidiaries under applicable corporate law.

      5.16     Contracts and Commitments; Suppliers and Customers.

      (a) Except for contracts, commitments, agreements, leases, licenses, and other instruments disclosed in Section 5.16(a) of the Argon Disclosure Schedule (collectively, the “Argon Material Contracts”), neither Argon nor any of its Subsidiaries is a party to or bound by: (a) any agreements with any present stockholder, employee, officer or director (or former stockholder, employee, officer or director to the extent there remain at the date hereof obligations to be performed by Argon or any of its Subsidiaries); (b) any material agreements with a consultant, sales representative, agent or dealer terminable upon more than 30 days written notice; (c) agreements or indentures relating to the borrowing of money or the deferred purchase price of property (in either case whether or not secured in any way), or any guarantee of any of the foregoing which involve in each case more than $100,000; (d) any partnership, joint venture, profit-sharing (except pursuant to a Argon Plan) or similar agreement; (e) contracts, not entered into in the ordinary course of business on an arm’s-length basis, that are material to Argon; (f) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to Argon, its Affiliates or their employees; (g) any agreements or arrangements for the acquisition or sale of any business of Argon entered into since January 1, 1999 (or, without regard to such date, to the extent any indemnification or similar obligations of Argon or any of its Subsidiaries exist as of the date of this Agreement) or any such agreement or arrangement, regardless of when such agreement or arrangement was entered into, that has not yet been consummated or in respect of which Argon or any of its Subsidiaries has any remaining obligations (whether by merger, sale or purchase of assets or stock, consolidation, share exchange or otherwise); (h) any agreement which imposes non-competition or non-solicitation restrictions, or any “exclusivity” or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in the Argon Government Contracts; (i) any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision; and (j) any other agreements to which Argon or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligation in excess of $150,000 annually.

      (b) Except as set forth on Section 5.16(b) of the Argon Disclosure Schedule, neither Argon nor any of its Subsidiaries has received notice of an intention by any party to any Argon Material Contract that provides for a continuing obligation by any party thereto to terminate such Argon Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect Argon or any of its Subsidiaries. Since January 1, 2000 (i) no supplier or customer of Argon or any of its Subsidiaries has canceled or otherwise terminated its relationship with Argon or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not have a Material Adverse Effect on Argon, (ii) to the knowledge of Argon, no supplier or customer of Argon or any of its Subsidiaries has provided written notice to Argon or any of its Subsidiaries of its intent either to terminate its relationship with Argon or any of its Subsidiaries or to cancel any material agreement with Argon or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not have, a Material Adverse Effect on Argon, (iii) to the knowledge of Argon, none of the suppliers of Argon or any of its Subsidiaries is unable to continue to supply the products or services supplied to Argon or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, would not have, a Material Adverse Effect on Argon, and (iv) except as set forth in Section 5.16(b) of the Argon Disclosure Schedule, Argon and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of Argon or any of its Subsidiaries that is material to Argon and its Subsidiaries taken as a whole.

      5.17     Intellectual Property Rights.

      (a) Section 5.17(a) of the Argon Disclosure Schedule sets forth all United States and foreign patents and currently pending patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright registrations and applications owned or licensed by Argon and its Subsidiaries or otherwise used or held for use by Argon, specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the owner of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed and (iv) the issuance, registration or application numbers and dates. Section 5.17(a) of the Argon Disclosure Schedule also sets forth all licenses, sublicenses and other agreements or permissions under which Argon or any of its Subsidiaries is a licensee or otherwise is authorized to use any Intellectual Property Rights of a third party entered into by Argon or any of its Subsidiaries or otherwise affecting the business of Argon or any of its Subsidiaries, other than licenses which are included in the use of the product, equipment or machinery.

      (b) (i) Except as set forth in Section 5.17(b) of the Argon Disclosure Schedule, Argon and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights that are currently used in the conduct of Argon’s or any of its Subsidiary’s business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by Argon or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and there are no grounds for the same, and Argon and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights, and (iii) to the knowledge of Argon, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Argon or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither Argon nor any of its Subsidiaries has brought or threatened to bring any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved. All of the material Intellectual Property owned or used by Argon or any of its Subsidiaries prior to the Closing will be owned or available for use by Argon and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

      5.18     Antitakeover Law Inapplicable. No antitakeover or similar statute or regulation of the Commonwealth of Virginia or any other state or jurisdiction applies or purports to apply to the Merger and the transactions contemplated hereby.

      5.19     Government Contracts.

      (a) Section 5.19(a) of the Argon Disclosure Schedule sets forth a true and correct list of each Government Contract which is in effect as of the date hereof (including each Government Contract with a total contract value exceeding $100,000 which has been fully performed but has not yet been closed out) to which Argon or any of its Subsidiaries is a party (the “Argon Government Contracts”) and each Government Bid to which Argon or any of its Subsidiaries is a party and for which an award has not been issued 30 days or more prior to the date of this Agreement (the “Argon Government Bids”). With respect to each such Argon Government Contract and Argon Government Bid, Section 5.19(a) of the Argon Disclosure Schedule shall list (i) the Argon internal job number, (ii) a description of such Contract or Bid and (iii) the total contract value or total estimated contract value.

      (b) Except as set forth in Section 5.19(b) of the Argon Disclosure Schedule: (A) Argon and its Subsidiaries have complied, in all material respects, with the terms and conditions of each Argon Government Contract and Argon Government Bid; (B) Argon and its Subsidiaries have complied in all material respects, with the requirements of any statute, rule, regulation or policy pertaining to any such Argon Government Contract or Argon Government Bid; (C) all representations and certifications made by Argon or any of its Subsidiaries with respect to any such Argon Government Contract or Argon Government Bid were accurate in every material respect as of their effective date and Argon and its Subsidiaries have fully complied with all such representations and certifications in all material respects; and (D) no termination or default, cure notice, show cause notice, suspension of work notice or stop work order has been issued and remains unresolved with respect to any such Argon Government Contract or Argon Government Bid.

      (c) Except as set forth in Section 5.19(c) of the Argon Disclosure Schedule: (A) neither Argon or any of its Subsidiaries nor any of their respective directors, officers, employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of Argon or any of its Subsidiaries; (B) to the knowledge of Argon, there is no pending audit or investigation of Argon or any of its Subsidiaries or any of their respective officers, employees or representatives, nor within the last five years has there been any audit or investigation of Argon or any of its Subsidiaries or any of their respective officers, employees or representatives, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (C) during the last five years, neither Argon nor any of its Subsidiaries has made any voluntary disclosure in writing to any other Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

      (d) Except as set forth in Section 5.19(d) of the Argon Disclosure Schedule, there are (A) no outstanding material claims or requests for equitable adjustments against Argon or any of its Subsidiaries, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Argon Government Contract or Argon Government Bid, and (B) no outstanding material claims, requests for equitable adjustments or disputes between Argon or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act or any other federal statute or between Argon or any of its Subsidiaries, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Argon Government Contract or Argon Government Bid.

      (e) Except as set forth in Section 5.19(e) of the Argon Disclosure Schedule, the Argon Government Contracts are not the subject of bid or award protest proceedings, and, to the knowledge of Argon, no Argon Government Contract is reasonably likely to become the subject of bid or award protest proceedings.

      (f) No Person has notified Argon or any of its Subsidiaries that any Governmental Entity intends to seek Argon’s agreement to lower rates under any Argon Government Contract or Argon Government Bid.

      (g) Neither Argon nor any of its Subsidiaries has ever been, nor is now, suspended, debarred or otherwise ineligible or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced or to the knowledge of Argon, threatened against Argon or any of its officers or employees.

      (h) No negative determination of responsibility has been issued against Argon or any of its Subsidiaries during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

      (i) Except as set forth on Section 5.19(i) of the Argon Disclosure Schedule, to the knowledge of Argon since January 1, 1998, neither Argon nor any of its Subsidiaries has undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Entity including but not limited to the General Accounting Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including the United States Attorney General) relating to any Government Contract.

      (j) Argon and its Subsidiaries are in compliance with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995). To the knowledge of Argon, neither Argon nor any of its Subsidiaries has, within the last five (5) years, received any invalidation of a facility clearance or other adverse action of a Governmental Entity with respect to any facility clearance or any adverse determination with respect to personal security clearances for officers or directors of Argon.

      (k) Neither Argon nor any of its Subsidiaries has knowledge of any claim, potential claim or potential liability for defective pricing, false statements or false claims with respect to any of their Government Contracts.

      5.20     Relations with Governments. Neither Argon nor any of its Subsidiaries, nor, to the knowledge of Argon, any director, officer, agent or employee of Argon or any of its Subsidiaries, has (a) used any funds of Argon for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause Argon or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

      5.21     Import/ Export Compliance. Each of Argon and its Subsidiaries is in compliance with all United States import and export laws and regulations, including those specified in the International Traffic in Arms Regulations and Export Administration Regulations. Except as set forth on Section 5.21 of the Argon Disclosure Schedule, neither Argon nor any of Subsidiaries has, within the last five (5) years, violated any United States import or export laws, or been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by a Governmental Entity or made a voluntary disclosure with respect to violations of such laws.

      5.22     Organizational Conflict of Interest. To the knowledge of Argon, in the past six (6) years neither Argon nor any of its Subsidiaries has had access to non-public information or provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, or prepared specifications or statements of work, or engaged in any other conduct that would create in any current Governmental Entity procurement an actual or potential “organizational conflict of interest” (as set forth in Federal Acquisition Regulation Subpart 9.5) with Argon or any of its Subsidiaries.

      5.23     No Existing Discussions. As of the date of this Agreement, neither Argon nor any of its officers, directors, agents or representatives is engaged, directly or indirectly, in any negotiations or discussions with other parties with respect to an Acquisition Proposal.

      5.24     Advisors’ Fees. Except for Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan”), a copy of whose engagement agreement has been provided to Sensytech prior to the date of this Agreement, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Argon or any of its Subsidiaries who might be entitled to any fee from Argon or any of its Subsidiaries (including, after the consummation of the Merger, from Sensytech or any of its Subsidiaries) in connection with the Merger or any of the other transactions contemplated by this Agreement.

      5.25     Certain Loans and Other Transactions. Except as set forth in Section 5.25 of the Argon Disclosure Schedule, no present or former director, officer or employee (or Person affiliated with any such director, officer or employee) of Argon or any of its Subsidiaries owes money to Argon or any of its Subsidiaries pursuant to a loan or other arrangement. Section 5.25 of the Argon Disclosure Schedule sets forth for each such loan or other arrangement the initial principal amount, amount outstanding as of December 31, 2002, interest rate and maturity date. Except as set forth on Section 5.25 of the Argon Disclosure Schedule, since January 1, 2000, no event has occurred that would be required to be reported as a “Certain Relationships and Related Transactions” disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC if Argon had been subject to the requirements of Section 12 or 15(d) of the Exchange Act since such date.

      5.26     Insurance. Section 5.26 of the Argon Disclosure Schedule sets forth all insurance policies of Argon and its Subsidiaries, (the “Argon Insurance Policies”). All of the Argon Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as is prudent in accordance with industry practices or as is required by law. Neither Argon nor any of its Subsidiaries is in material breach or default, and neither Argon nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Argon Insurance Policies. No notice of cancellation or termination has been received by Argon with respect to any such Argon Insurance Policy other than as is customary in connection with renewals of existing Argon Insurance Policies.

      5.27     Financial Statements.

      (a) Prior to the date hereof, Argon has delivered to Sensytech its financial statements for the fiscal years ended September 30, 2002 and 2003 audited by Watkins, Meegan, Drury & Company, LLC (the “Argon Financial Statements”). Each of the balance sheets included in the Argon Financial Statements (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Argon and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Argon Financial Statements (including any related notes and schedules, fairly present in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Argon and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

      (b) Each of Argon and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Argon and to maintain accountability for

Argon’s consolidated assets; (iii) access to Argon’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Argon’s assets is compared with existing assets at regular intervals; and (v) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

      (c) Section 5.27(c) of the Argon Disclosure Schedule identifies any loan to or extension of credit or credit maintained by Argon in the form of a personal loan to or for any director or executive officer of Argon.

      5.28     Disclosure. No representations or warranties by Argon in this Agreement (including but not limited to the Argon Disclosure Schedule) or in any document, exhibit, statement or certificate or schedule which is furnished or to be furnished to Sensytech in connection with the Closing (i) contains or will contain any untrue statement of a material fact or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, and the Argon Disclosure Schedules, any fact necessary to made the statements or facts contained therein not misleading. There is no fact which Argon has not disclosed to Sensytech which could be expected to have a Material Adverse Effect on Argon.

      5.29     No Additional Representations. Argon acknowledges that neither Sensytech nor any other Person advising or acting on behalf of Sensytech, or any Affiliate of Sensytech, has made any representation or warranty, express or implied, as to the accuracy or completeness or any information regarding Sensytech or the business conducted by Sensytech, except as expressly set forth in this Agreement.

      5.30     Advice of Financial Advisor. Argon has received the advice of Houlihan, financial advisor to Argon, regarding the structure and financial analysis of the Merger.

ARTICLE 6

COVENANTS

      6.1     Conduct of Business Pending the Merger. Except as otherwise provided in this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the prior written consent of the other party is obtained, each of Sensytech and Argon shall, and shall cause their respective Subsidiaries to:

(a) conduct its business in the ordinary and usual course of business and consistent with past practice;

(b) not (i) amend or propose to amend its charter or by-laws, except as necessary to consummate the transactions contemplated by this Agreement, (ii) split, combine or reclassify its outstanding capital stock, or (iii) except, with respect to Argon, as set forth on Section 6.1(b) of the Argon Disclosure Schedule, declare, set aside or pay any dividend or distribution payable in stock or property;

(c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except (i) for issuances of Sensytech Common Stock or Argon Common Stock, as the case may be, pursuant to the exercise of rights or options outstanding as of the date of this Agreement under option or stock incentive plans outstanding as of the date of this Agreement or the issuance of shares pursuant to contractual obligations existing as of the date of this Agreement and (ii) with respect to Argon, as set forth on Section 6.1(c) of the Argon Disclosure Schedule;

(d) not (i) except, with respect to Argon, as set forth on Section 6.1(d) of the Argon Disclosure Schedule, incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) except, with respect to Argon, as set forth on Section 6.1(d) of the Argon Disclosure Schedule, redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses or any other capital expenditures, other than expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any assets or businesses, other than sales in the ordinary course of business, (v) loan, advance funds (other than in the ordinary course of business) or make any investment in or capital contribution to any other Person other than to any Subsidiary, (vi) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for current liabilities incurred in the ordinary course of business consistent with past practice, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as expressly permitted herein;

(e) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees listed on Section 4.14(a) of the Sensytech Disclosure Schedule or Section 5.13(a) of the Argon Disclosure Schedule, as the case may be, preserve the goodwill and business relationships with material customers, suppliers and others having business relationships with it which are material to it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

(f) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

(g) not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

(h) not alter, through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries;

(i) not enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens and Liens related to bank credit facilities existing as of the date of this Agreement) in respect of any of its assets, other than (i) Liens securing intercompany indebtedness, (ii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iii) leases and licenses of property with a term of less than one year in the ordinary course of business consistent with past practice, and (iv) sales, leases or licenses with respect to immaterial assets;

(j) except for loan, advances, capital contributions or investments made to a wholly owned Subsidiary in the ordinary course of business consistent with past practice, not make any loan, advance or capital contribution to, or investments in, any other Person;

(k) except as required by generally accepted accounting principles or applicable law, not revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice, or change any method of accounting or accounting principles or practice;

(l) except as required by law or as is consistent with past practice, not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(m) not (i) grant any severance, retention or termination pay, except as required by obligations existing as of the date of this Agreement, to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except for salary increases as a result of employee promotions in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the Sensytech Disclosure Schedule or the Argon Disclosure Schedule, as the case may be;

(n) not (i) cancel or compromise any debt or claim in an aggregate amount in excess of $50,000, except in the ordinary course of business consistent with past practice, (ii) waive or release any rights, or settle any claim, in an aggregate amount in excess of $50,000;

(o) enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions;

(p) not take any action that would, or that would reasonably be expected to, cause (i) any of the representations and warranties of such party herein to become untrue, or (ii) any condition set forth in Article 7 not being satisfied; or

(q) advise the other party(ies) promptly orally and in writing of any change or event that has had or would reasonably be expected to have a Material Adverse Effect as to it.

      6.2     Control of Operations. Nothing contained in this Agreement shall give to Argon or Sensytech, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Sensytech and Argon, respectively, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

      6.3     No Solicitation by Sensytech.

      (a) Sensytech agrees that it and its Subsidiaries will not (and Sensytech will not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives, including any investment banker or other financial advisor, attorney, consultant, accountant or other Person retained by Sensytech or any of its Subsidiaries, (each a “Sensytech Representative”) to):

(i) directly or indirectly, solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Argon and its Subsidiaries) of any inquiry, proposal or offer (including any proposal or offer to Sensytech’s stockholders) that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii) directly or indirectly, participate or engage in discussions or negotiations concerning an Acquisition Proposal (and Sensytech, its Subsidiaries and all such Persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal), or furnish or disclose to any Person any information with respect to or in furtherance of any Acquisition Proposal, or provide access to its properties, books and records or other information or data to any Person with respect to or in furtherance of any Acquisition Proposal;

(iii) grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Sensytech or any of its Subsidiaries; or

(iv) execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

      (b) Nothing contained in the foregoing Section 6.3(a) shall prevent Sensytech or its Board of Directors, at any time prior to receipt of the Sensytech Stockholders’ Approval with respect to this Agreement and the Merger, from (i) taking and disclosing to the Sensytech stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to any Acquisition Proposal; provided, however, that neither Sensytech nor the Board of Directors of Sensytech shall, except as specifically permitted by Section 6.5(a), withdraw, withhold, modify or change any recommendation regarding this Agreement, the Merger or the other transactions contemplated hereby or approve, recommend or declare advisable any Acquisition Proposal, and (ii) providing information (pursuant to a confidentiality agreement in substantially the same form and on substantially the same terms as the Confidentiality Agreement and which does not prevent Sensytech from complying with its obligations under this Agreement) to (provided that Sensytech contemporaneously delivers any such information to Argon) or engaging in any negotiations or discussions with any Person or group who has made an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of Sensytech Capital Stock or all or substantially all of the assets of Sensytech if, with respect to such actions, (x) in the good faith judgment of the Board of Directors of Sensytech, taking into account, among other things, the likelihood of consummation, all financial and regulatory aspects and the other terms and conditions of such Acquisition Proposal and the Person making such Acquisition Proposal and after receipt of advice from its financial advisor, such Acquisition Proposal is believed to be reasonably likely to result in a transaction more favorable than the Merger (a “Superior Proposal”) to the holders of Sensytech Common Stock and that the Person making the Proposal has secured or is reasonably likely to secure all financing necessary to consummate the transactions contemplated by the Proposal, and (y) the Board of Directors of Sensytech, after receipt of advice from its outside legal counsel, determines in good faith that such actions may be required by its fiduciary obligations under Delaware law.

      (c) Sensytech agrees that it will notify Argon promptly (and in any event within twenty four (24) hours of receipt by Sensytech’s Board of Directors) if any proposal or offer relating to or constituting, or which may reasonably be expected to lead to, an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Sensytech or any of its officers, directors, employees, agents or representatives. The notice shall be in writing and state the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, Sensytech shall keep Argon fully informed on a prompt basis (and in any event within two (2) Business Days of receipt by Sensytech’s Board of Directors) of any material changes, additions or adjustments to the terms of any such proposal or offer. Sensytech will (i) keep Argon informed as promptly as practicable in all material respects of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such request, Acquisition Proposal or inquiry and (ii) provide to Argon as promptly as practicable a copy of all written and other materials and information provided to Sensytech in connection with any such request, Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in Section 6.3(a) and 6.3(c) by any Sensytech Representative shall be deemed to be a material breach of this Section 6.3.

      (d) Nothing in this Section 6.3 shall permit Sensytech to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Sensytech shall not enter into any agreement with any Person with respect to or that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement permitted by Section 6.3(b).

      (e) Notwithstanding any other provision of this Agreement, if, prior to obtaining the Sensytech Stockholders’ Approval with respect to the Merger, the Board of Directors of Sensytech determines, in its good faith judgment, that an Acquisition Proposal is a Superior Proposal, the Board of Directors of Sensytech may terminate this Agreement pursuant to Section 8.1(f) (subject to Sensytech’s obligations under Article 8); provided, that:

(i) a Superior Proposal is made to Sensytech and is not withdrawn,

(ii) Sensytech shall have provided written notice to Argon no later than three (3) Business Days after the Sensytech Board of Directors has received such Superior Proposal (a “Notice of Superior Proposal”) advising Argon that Sensytech has received a Superior Proposal and that it intends (or may intend) to terminate this Agreement and the manner and timing in which it intends (or may intend) to do so, specifying all of the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal,

(iii) Argon shall not have, within three (3) Business Days of Argon’s receipt of the Notice of Superior Proposal, made an offer that the Board of Directors of Sensytech determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable to Sensytech’s stockholders as such Superior Proposal (it being agreed that the Board of Directors of Sensytech shall convene a meeting to consider any such offer by Argon promptly following the receipt thereof), and

(iv) Sensytech shall not have breached any of the restrictions set forth in this Section 6.3.

Sensytech shall provide Argon with the same amount of prior notice provided to the members of Sensytech’s Board of Directors or any committee thereof (but in no event less than twenty-four (24) hours) of any meeting of Sensytech’s Board of Directors or any committee thereof at which Sensytech’s Board of Directors or any committee thereof is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Proposal. Nothing in this Section 6.3(e) shall relieve Sensytech from liability for any willful or intentional breach of this Agreement.

      6.4     No Solicitation by Argon.

      (a) Argon agrees that it and its Subsidiaries will not (and Argon will not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives, including any investment banker or other financial advisor, attorney, consultant, accountant or other Person retained by Argon or any of its Subsidiaries (each, a “Argon Representative”) to):

(i) directly or indirectly, solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Sensytech and its Subsidiaries) of any inquiry, proposal or offer (including any proposal or offer to Argon’s stockholders) that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii) directly or indirectly, participate or engage in discussions or negotiations concerning an Acquisition Proposal (and Argon, its Subsidiaries and all such Persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal), or furnish or disclose to any Person any information with respect to or in furtherance of any Acquisition Proposal, or provide access to its properties, books and records or other information or data to any Person with respect to or in furtherance of any Acquisition Proposal;

(iii) grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Argon or any of its Subsidiaries; or

(iv) execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

      (b) Nothing contained in the foregoing Section 6.4(a) shall prevent Argon or its Board of Directors, at any time prior to receipt of the Argon Stockholders’ Approval with respect to this Agreement and the Merger, from providing information (pursuant to a confidentiality agreement in substantially the same form and on substantially the same terms as the Confidentiality Agreement and which does not prevent Argon from complying with its obligations under this Agreement) to (provided that Argon contemporaneously delivers any such information to Sensytech) or engaging in any negotiations or discussions with any Person or group who has made an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of Argon Capital Stock or all or substantially all of the assets of Argon if, with respect to such actions, (x) in the good faith judgment of the Board of Directors of Argon, taking into account, among other things, the likelihood of consummation, all financial and regulatory aspects and the other terms and conditions of such Acquisition Proposal and the Person making such Acquisition Proposal and after receipt of advice from its financial advisor, such Acquisition Proposal is believed to be reasonably likely to result in a Superior Proposal to the holders of Argon Common Stock and that the Person making the Proposal has secured or is reasonably likely to secure all financing necessary to consummate the transactions contemplated by the Proposal, and (y) the Board of Directors of Argon, after receipt of advice from its outside legal counsel, determines in good faith that such actions may be required by its fiduciary obligations under Virginia law.

      (c) Argon agrees that it will notify Sensytech promptly (and in any event within twenty-four (24) hours of receipt by Argon’s Board of Directors) if any proposal or offer relating to or constituting, or which may reasonably be expected to lead to, an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Argon or any of its officers, directors, employees, agents or representatives. The notice shall be in writing and state the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, Argon shall keep Sensytech fully informed on a prompt basis (and in any event within two (2) Business Days of receipt by Argon’s Board of Directors) of any material changes, additions or adjustments to the terms of any such proposal or offer. Sensytech will (i) keep Argon informed as promptly as practicable in all material respects of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such request, Acquisition Proposal or inquiry and (ii) provide to Sensytech as promptly as practicable a copy of all written and other materials and information provided to Argon in connection with any such request, Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in Section 6.4(a) and 6.4(c) by any Argon Representative shall be deemed to be a material breach of this Section 6.4.

      (d) Nothing in this Section 6.4 shall permit Argon to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Argon shall not enter into any agreement with any Person with respect to or that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement permitted by Section 6.4(b).

      (e) Notwithstanding any other provision of this Agreement, if, prior to obtaining the Argon Stockholders’ Approval with respect to the Merger, the Board of Directors of Argon determines, in its good faith judgment, that an Acquisition Proposal is a Superior Proposal to the holders of Argon Common Stock, the Board of Directors of Argon may terminate this Agreement pursuant to Section 8.1(g) (subject to Argon’s obligations under Article 8); provided, that

(i) a Superior Proposal is made to Argon and is not withdrawn,

(ii) Argon shall have provided to Sensytech a Notice of Superior Proposal no later than three (3) Business Days after the Argon Board of Directors has received such Superior Proposal,

(iii) Sensytech shall not have, within three (3) Business Days of Sensytech’s receipt of the Notice of Superior Proposal, made an offer that the Board of Directors of Argon determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable to Argon’s stockholders as such Superior Proposal (it being agreed that the Board of Directors of Argon shall convene a meeting to consider any such offer by Sensytech promptly following the receipt thereof), and

(iv) Argon shall not have breached any of the restrictions set forth in this Section 6.4.

Argon shall provide Sensytech with the same amount of prior notice provided to the members of Argon’s Board of Directors or any committee thereof (but in no event less than twenty-four (24) hours) of any meeting of Argon’s Board of Directors or any committee thereof at which Argon’s Board of Directors or any committee thereof is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Proposal. Nothing in this Section 6.4(e) shall relieve Argon from liability for any willful or intentional breach of this Agreement.

      6.5     Meetings of Stockholders.

      (a) Subject to Section 6.8 hereof, Sensytech will take all action necessary in accordance with applicable law and its charter and bylaws to convene as promptly as reasonably practicable after the date hereof, but in any event (to the extent permissible under applicable law) within 30 days after the declaration of effectiveness of the Form S-4, a meeting (the “Sensytech Stockholders’ Meeting”) of the holders of Sensytech Common Stock and shall submit for approval by the Sensytech stockholders at such meeting or any adjournment thereof (i) the adoption of this Agreement and approval of the Merger and (ii) an amendment to Sensytech’s certificate of incorporation (the “Certificate of Amendment”) increasing Sensytech’s authorized shares of capital stock to 100,000,000 shares, consisting of 90,000,000 shares of Sensytech Common Stock and 10,000,000 shares of Sensytech preferred stock or such other amounts of shares as the parties may mutually agree. Such Certificate of Amendment shall be subject to the review and approval of Argon prior to its submission to the Sensytech stockholders for approval. Subject to Section 6.3 and the obligations of its directors under the Delaware corporation law, Sensytech, through its Board of Directors, shall recommend approval and adoption of the Merger and the Certificate of Amendment by the Sensytech stockholders at the Sensytech Stockholders’ Meeting or any adjournment thereof. Sensytech will use its best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger, and Sensytech will take all other action necessary or advisable to obtain such approval and to secure the vote or consent of its stockholders required by Delaware law, its charter and bylaws, Nasdaq National Market requirements and any other applicable requirement. The Sensytech Stockholders’ Meeting shall be called, noticed, convened, held and conducted, and all proxies solicited by Sensytech in connection with the Sensytech Stockholders’ Meeting shall be solicited, in compliance with Delaware law, Sensytech’s charter and bylaws, Nasdaq National Market requirements and other applicable requirements. The Proxy Statement/ Prospectus shall include a statement to the effect that the Board of Directors of Sensytech has recommended that the Sensytech stockholders vote in favor of the adoption of this Agreement and the approval of the Merger at the Sensytech Stockholders’ Meeting. Subject to Section 6.3 and the obligations of the Sensytech directors under the Delaware corporation law, neither the Board of Directors of Sensytech nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Argon, its recommendation that Sensytech’s stockholders vote in favor of adoption of this Agreement and approval of the Merger.

      (b) Argon will take all action necessary in accordance with applicable law and its charter and bylaws to convene as promptly as reasonably practicable after the date hereof, but in any event (to the extent permissible under applicable law) within 30 days after the declaration of effectiveness of the Form S-4, a meeting (the “Argon Stockholders’ Meeting”) of the holders of Argon Common Stock and shall submit the adoption of this Agreement and approval of the Merger for approval by the Argon stockholders at such meeting or any adjournment thereof. Subject to Section 6.4 and the obligations of its directors under Virginia corporate law, Argon, through its Board of Directors, shall recommend approval and adoption of the Merger by the Argon stockholders at the Argon Stockholders’ Meeting or any adjournment thereof. Argon will use its best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger, and Argon will take all other action necessary or advisable to obtain such approval and to secure the vote or consent of its stockholders required by Virginia law, Argon’s charter and bylaws and any other applicable requirement. The Argon Stockholders’ Meeting shall be called, noticed, convened, held and conducted, and all proxies solicited by Argon in connection with the Argon Stockholders’ Meeting shall be solicited, in compliance with Virginia law, Argon’s charter and bylaws and other applicable requirements. The Proxy Statement/ Prospectus shall include a statement to the effect that the Board of Directors of Argon has recommended that the Argon stockholders vote in favor of the adoption of this Agreement and the approval of the Merger at the Argon Stockholders’ Meeting. Subject to Section 6.4 and the obligations of the Argon directors under Virginia corporate law, neither the Board of Directors of Argon nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Sensytech, its recommendation that Argon stockholders vote in favor of adoption of this Agreement and approval of the Merger.

      (c) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, neither Sensytech nor Argon shall be required to hold the stockholders’ meetings pursuant to Section 6.5(a) or (b), as the case may be, if this Agreement is terminated.

      6.6     Agreement to Cooperate; HSR Filings.

      (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the Sensytech stockholders’ and the Argon stockholders. Prior to the Effective Time, the parties shall use commercially reasonable efforts, and shall reasonably cooperate and assist each other, to obtain all consents of any third parties that may be necessary for the consummation of the Merger (other than consents from any Governmental Entities which are addressed in Section 6.6(c)).

      (b) Without limitation of the foregoing, Argon and Sensytech undertake and agree to file as soon as practicable (and in any event not later than 20 days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).

      (c) Each of Argon and Sensytech shall, in connection with the efforts referenced in Section 6.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences; and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of the Merger; provided, however, that all obligations in this Section 6.6 shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

      (d) Notwithstanding anything in this Agreement to the contrary, neither Argon nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Argon, any of its Affiliates, or Sensytech or any of its Affiliates, or seeking to impose any material limitation on the ability of Argon or any of its Affiliates to conduct their business or own such assets or to operate the business of Sensytech following the Merger.

      6.7     Access to Information.

      (a) Each party will give to the other party and its accountants, counsel, financial advisors and other representatives, reasonable access in accordance with the terms of the Confidentiality Agreement during normal business hours to its personnel, properties, books, contracts, commitments and records of the other party. The parties expressly acknowledge and agree that, following the execution of this Agreement, among other things: (i) Argon will (A) conduct meetings and interviews with customers and employees of Sensytech, (B) conduct detailed program reviews of such Sensytech Government Contracts and Sensytech Government Bids as Argon deems necessary and (C) conduct such other due diligence as it deems necessary and proper to verify Sensytech’s compliance with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder including due diligence with respect to the business, operations, financial conditions and prospects and liabilities of Sensytech (collectively, the “Argon Diligence Review”), and Sensytech agrees to use reasonable best efforts to cooperate with and assist Argon in its completion of such Argon Diligence Review, including but not limited to through facilitating access to Sensytech’s customers and employees at reasonable times and upon reasonable terms, and (ii) Sensytech will (A) conduct meetings and interviews with customers and employees of Argon, (B) conduct detailed program reviews of such Argon Government Contracts and Argon Government Bids as Sensytech deems necessary and (C) conduct such other due diligence as it deems necessary or proper to prepare the Form S-4, including due diligence with respect to the business, operations, financial condition and prospects and liabilities of Argon, for filing with the SEC (collectively, the “Sensytech Diligence Review”), and Argon agrees to use reasonable best efforts to cooperate and assist Sensytech in its completion of such Sensytech Diligence Review. The parties agree to use reasonable best efforts to complete the reviews described above no later than thirty (30) days following the receipt by the parties of the Argon financial statements audited by Grant Thornton LLP; provided, that the failure to complete such review by a party (unless resulting from the failure of the other party to cooperate and assist in the completion of such review in accordance with this Section 6.7(a)), shall not be grounds by such party to delay the Closing beyond the date of the later of (i) the Sensytech Stockholders’ Meeting and (ii) the Argon Stockholders’ Meeting.

      (b) The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 8, such Confidentiality Agreement shall continue in accordance with its terms.

      (c) Each party shall promptly advise the other in writing when such party becomes aware of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on such party.

      6.8     Proxy Statement.

      (a) As promptly as reasonably practicable following the date hereof, Argon and Sensytech shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/ prospectus relating to the matters to be submitted to the Sensytech stockholders at the Sensytech Stockholders Meeting and to the Argon stockholders at the Argon Stockholders Meeting (such joint proxy statement/ prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/ Prospectus”), and Sensytech shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/ Prospectus shall be a part) with respect to the issuance of Sensytech Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Sensytech and Argon shall use reasonable best efforts to have the Joint Proxy Statement/ Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Sensytech and Argon shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/ Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/ Prospectus and the Form S-4

prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Sensytech shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Sensytech Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/ Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/ Prospectus so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Sensytech and Argon.

      (b) None of the information to be supplied by Sensytech for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus or any amendment or supplement thereto shall, at the date the Joint Proxy Statement/ Prospectus or any such amendment or supplement is first mailed to Sensytech’s stockholders or at the time of the Sensytech Stockholders’ Approval contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by Sensytech for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. This Section 6.8(b) shall not apply to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/ Prospectus or any amendment or supplement thereto based on information that was not supplied by Sensytech or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus or the Form S-4. The Joint Proxy Statement/ Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act.

      (c) None of the information supplied or to be supplied by Argon for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus or any amendment or supplement thereto shall, at the date the Joint Proxy Statement/ Prospectus or any such amendment or supplement is first mailed to Argon’s stockholders or at the time of the Argon Stockholders’ Approval contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Argon for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. This Section 6.8(c) shall not apply to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/ Prospectus based on information that was not supplied by Argon or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus or the Form S-4.

      6.9     Expenses and Fees. Except as may be otherwise expressly provided in this Agreement, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that the filing fee for any filing under the HSR Act will be paid one-half (1/2) by Sensytech and one-half (1/2) by Argon.

      6.10     Public Statements. Sensytech and Acquisition Sub, on the one hand, and Argon, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of the Nasdaq National Market, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (b) that each of Sensytech, Acquisition Sub and Argon and their respective Affiliates may make such an announcement to their respective employees after consultation with the other parties.

      6.11     Employee Plans and Policies. The parties shall cooperate in the determination of the course of action to be taken with respect to the parties’ respective employee benefit plans following the Closing to ensure the continuity of benefits of the parties’ respective employees and taking into consideration Tax effects and other relevant considerations.

      6.12     Notification of Certain Matters; Supplemental Disclosure.

      (a) Each of Sensytech and Argon agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      (b) Until the Closing, Sensytech and Argon shall have the continuing obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.

      (c) Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 6.12(b) nor any disclosure after the date hereof of the untruth of any representation and warranty made in this Agreement shall operate as a cure of any breach of (i) the failure to disclose the information, nor (ii) any untrue representation or warranty made herein.

      6.13     Tax Treatment.

      (a) Neither Sensytech nor Argon shall, nor shall they permit their Subsidiaries to, knowingly take any action or knowingly fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (b) Sensytech shall provide to DKW Law Group LLC (or such other counsel reasonably acceptable to Sensytech) and Holland & Knight LLP (or such other counsel reasonably acceptable to Argon) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 7.2(b) and 7.3(b). Argon shall provide to Holland & Knight LLP (or such other counsel reasonably acceptable to Argon) and DKW Law Group LLC (or such other counsel reasonably acceptable to Sensytech) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 7.2(b) and 7.3(b).

      (c) Sensytech and Argon shall each confirm to DKW Law Group LLC (or such counsel reasonably acceptable to Sensytech) and to Holland & Knight LLP (or such other counsel reasonably acceptable to Argon) on such dates as shall be reasonably requested by such counsel, the accuracy and completeness of the tax representation letters delivered pursuant to Section 6.13(b). Each of Sensytech and Argon shall use its best efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under

Section 368(a) of the Code. Following delivery of the tax representation letters pursuant to Section 6.13(b), each of Sensytech and Argon shall use its commercially reasonable efforts to cause such counsel, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.

      6.14     Listing of Sensytech Common Stock. Sensytech shall use its reasonable best efforts to cause the shares of Sensytech Common Stock to be issued in connection with the Merger (including shares of Sensytech Common Stock to be reserved for issuance upon exercise of Argon options and other rights existing immediately prior to the Effective Time) to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

      6.15     Directors and Officers. On or prior to the Effective Time, Sensytech’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of Sensytech at the effective time to be such number as Argon shall notify Sensytech in writing prior to the initial filing of the Form S-4. Two-thirds of the members of the Board of Directors of Sensytech immediately upon the Effective Time shall be designated by Argon and one-third of such members shall be designated by Sensytech, subject to the approval of Argon. Sensytech shall cause any Sensytech director who will not continue as a director following the Effective Time to submit his or her resignation as a director to Sensytech on or prior to the Effective Time. On or prior to the Effective Time, Sensytech shall take such necessary as may be necessary to amend its by-laws to effect the provisions of this Section 6.15.

      6.16     Stockholder Litigation. Sensytech shall keep Argon informed of, and cooperate with Argon in connection with, any stockholder litigation or claim against Sensytech and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Argon’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that all obligations in this Section 6.16 shall be subject to the obligations of Sensytech under applicable laws relating to attorney-client communication and privilege.

      6.17     Affiliates and Rule 145. Prior to the Closing Date, Argon shall deliver to Sensytech a letter identifying all Persons that, to Argon’s knowledge, are at the time this Agreement is submitted for adoption by the Argon stockholders, “affiliates” of Argon for purposes of Rule 145 under the Securities Act. Argon shall use its reasonable best efforts to cause each such Person to execute and deliver, on or prior to the Closing Date, a written agreement in a form to be approved by the parties hereto, that such affiliate will not sell, pledge, transfer or otherwise dispose of any Sensytech Common Stock issued to such affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145 under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act.

      6.18     Section 16(b). The Board of Directors of Sensytech, or a committee of Non-Employee Directors thereof (as such term is defined for the purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution, in form and substance satisfactory to counsel to Argon, in advance of the Effective Time providing that the receipt by the Argon Insiders (as defined below) of Sensytech Common Stock in exchange for shares of Argon Common Stock, and of options to purchase Sensytech Common Stock upon the conversion by Sensytech of options to purchase Argon Common Stock, in each case pursuant to the transactions contemplated hereby, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act and that any such receipt shall be so exempt. “Argon Insiders” shall mean those individuals set forth on written notice delivered by Argon to Sensytech prior to the Effective Time, who will become, or who Argon reasonably believes will become, directors and officers of Sensytech subject to the reporting requirements of Section 16(a) of the Exchange Act upon consummation of the Merger.

      6.19     New Jersey Environmental Matter. Sensytech shall fully comply with its obligations under the Industrial Site Recovery Act (“ISRA”) with respect to the property formerly occupied by ST Production Systems, Inc., a Subsidiary of Sensytech, at Farmingdale, New Jersey, including, without limitation, preparation of a Preliminary Assessment Report that is reasonably acceptable to the New Jersey Department of Environmental Protection (“NJDEP”), and shall deliver to Argon at or before Closing proof of satisfaction of its ISRA obligations in the form of a “No Further Action” letter, remediation in progress waiver or equivalent document from the NJDEP.

      6.20     Sensytech Fairness Opinion. Sensytech shall use its best efforts to cause Ryan Beck to deliver to Sensytech, no later than seven (7) days immediately following Argon’s delivery of its 2001, 2002 and 2003 financial statements audited by Grant Thornton, LLP, the written opinion of Ryan Beck to the effect that the Merger is fair to the stockholders of Sensytech from a financial point of view. Sensytech shall, no later than one (1) Business Day following its receipt of such opinion, deliver a full and complete copy of such opinion to Argon.

ARTICLE 7

CONDITIONS

      7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Sensytech stockholders and the Argon stockholders under applicable law and the Certificate of Amendment shall have been approved and adopted by the requisite vote of the Sensytech stockholders under applicable law;

(b) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any other necessary foreign antitrust law or regulation imposing a mandatory waiting period) shall have expired or been terminated;

(c) no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.6 shall have been the cause of, or shall have resulted in, such order or injunction;

(d) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date;

(e) the Form S-4 shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;

(f) the shares of Sensytech Common Stock to be issued in the Merger (including the shares of Sensytech Common Stock to be reserved for issuance upon exercise of Argon options and rights existing as of the Effective Time) shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance; and

(g) The 2001, 2002, and 2003 Argon financial statements audited by Grant Thornton LLP included in the Form S-4 shall not have disclosed any change from the Argon Financial Statements that constitutes a Material Adverse Effect on Argon.

      7.2     Conditions to Obligations of Sensytech to Effect the Merger. Unless waived in writing by Sensytech, the obligation of Sensytech to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) (i) Argon shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Argon contained in this Agreement that are qualified by materiality

(including by a Material Adverse Effect qualifier) shall be true and correct in all respects and the representations and warranties of Argon contained in this Agreement that are not so qualified by materiality (including by a Material Adverse Effect qualifier) shall be true and correct in all material respects, in each case on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date); provided, that for purposes of this Section 7.2(a), the representation made in Section 5.27(a) shall be deemed to be breached only if the change, circumstance, fact, event or effect resulting in such breach constitutes a Material Adverse Effect on Argon, and (iii) Sensytech shall have received a certificate of the President or of a Vice President of Argon to that effect;

(b) Sensytech shall have received from DKW Law Group LLC (or other counsel reasonably acceptable to Sensytech) an opinion, on the basis of representations and assumptions set forth in such opinion, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn as of the Effective Time. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Sensytech and Argon that are provided pursuant to Section 6.13(b) of this Agreement;

(c) There shall not have occurred since the date of this Agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Argon;

(d) The Sensytech Diligence Review shall not have resulted in the discovery of any fact or circumstance which has had, or is reasonably likely to have, a Material Adverse Effect on Argon; and

(e) In addition to the other documents required to be delivered by Argon pursuant to this Agreement, at the Closing, Argon shall have delivered to Sensytech: (i) copies of resolutions of Argon’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by Argon’s secretary; (ii) a certificate, in a form reasonably acceptable to Sensytech, executed by an executive officer of Argon attesting that Argon has complied with all of the conditions set forth in this Section 7.2; (iii) certificates from the Commonwealth of Virginia and from each other jurisdiction where Argon and its Subsidiaries is qualified to do business as a foreign corporation, dated no later than ten (10) days prior to the Closing Date, as to the good standing of such entities in such jurisdictions; (iv) the Articles of Merger executed by Argon and (v) an opinion of Holland & Knight LLP in form and substance acceptable to Sensytech as to (A) the incorporation, existence and good standing of Argon, (B) the corporate power and authority of Argon to consummate the Merger and (C) the absence of any breach of any applicable order or decree of any Governmental Entity or Argon’s charter or bylaws with respect to the consummation by Argon of the Merger.

      7.3     Conditions to Obligations of Argon to Effect the Merger. Unless waived in writing by Argon, the obligations of Argon to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) (i) Sensytech shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Sensytech contained in this Agreement that are qualified by materiality (including by a Material Adverse Effect qualifier) shall be true and correct in all respects and the representations and warranties of Argon contained in this Agreement that are not so qualified by materiality (including by a Material Adverse Effect qualifier) shall be true and correct in all material respects, in each case on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date); provided, that for purposes of this Section 7.3(a), the representation made in the fourth sentence of Section 4.5(a) shall be deemed to be breached only if the change, circumstance, fact, event or effect resulting in such breach constitutes a Material Adverse Effect on Sensytech,, and (iii) Argon shall have received a certificate of the President or of a Vice President of Sensytech to that effect;

(b) Argon shall have received from Holland & Knight LLP (or other counsel reasonably acceptable to Argon) an opinion, on the basis of representations and assumptions set forth in such opinion, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn as of the Effective Time. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Sensytech and Argon that are provided pursuant to Section 6.13(b) of this Agreement;

(c) There shall not have occurred since the date of this Agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Sensytech;

(d) The Argon Diligence Review shall not have resulting in the discovery of any fact or circumstances which has had, or is reasonably likely to result in, a Material Adverse Effect on Sensytech; and

(e) In addition to the other documents required to be delivered by Sensytech pursuant to this Agreement, at the Closing, Sensytech shall have delivered to Argon: (i) copies of resolutions of the Board of Directors of each of Sensytech and Acquisition Sub authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by their respective secretaries; (ii) a certificate, in a form reasonably acceptable to Argon, executed by an executive officer of Sensytech attesting that each of Sensytech and Acquisition Sub has complied with all of the conditions set forth in this Section 7.2; (iii) certificates from Delaware and from each other jurisdiction where Sensytech and its Subsidiaries is qualified to do business as a foreign corporation, dated no later than ten (10) days prior to the Closing Date, as to the good standing of such entities in such jurisdictions; (iv) the Articles of Merger executed by Acquisition Sub; (v) letters of resignation of each director of Sensytech whose term will not continue following the Merger pursuant to Section 6.15; (vi) an opinion of DKW Law Group LLC in form and substance satisfactory to Argon as to (A) the incorporation, existence and good standing of each of Sensytech and Acquisition Sub, (B) the corporate power and authority of Sensytech and Acquisition Sub to consummate the Merger and (C) the absence of any breach of any applicable order or decree of any Governmental Entity or the respective charter or bylaws of Sensytech and Acquisition Sub with respect to the consummation by Sensytech and Acquisition Sub of the Merger; and (vii) final bills for amounts outstanding as of the Closing Date, if any, from DKW Law Group.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

      8.1     Termination. This Agreement may be terminated as set forth below at any time prior to the Closing Date:

(a) by mutual written consent of Sensytech and Argon, by action of their respective boards of directors;

(b) either Sensytech or Argon, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant an approval required pursuant to Section 7.1(d) has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Sensytech or Argon, upon written notice to the other party, if the Merger shall not have been consummated on or before December 31, 2004; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Argon, upon written notice to Sensytech, if the Board of Directors of Sensytech shall have withdrawn, modified, withheld or changed, in a manner adverse to Argon, its approval or recommendation of this Agreement or the Merger, or approved, recommended or declared advisable an Acquisition Proposal or resolved or committed to do any of the foregoing; provided, that such right to terminate is exercisable upon the earlier to occur of (i) public announcement by Sensytech of any of the foregoing or (ii) twenty-four hours after the Board of Directors of Sensytech resolves or commits to do any of the foregoing;

(e) by Sensytech, upon written notice to Argon, if the Board of Directors of Argon shall have withdrawn, modified, withheld or changed, in a manner adverse to Sensytech, its approval or recommendation of this Agreement or the Merger, or approved, recommended or declared advisable an Acquisition Proposal or resolved or committed to do any of the foregoing; provided, that such right to terminate is exercisable upon the earlier to occur of (i) public announcement by Argon of any of the foregoing or (ii) twenty-four hours after the Board of Directors of Argon resolves or commits to do any of the foregoing;

(f) by either Argon or Sensytech, if the Board of Directors of Sensytech has provided written notice to Argon that it has determined to accept a Superior Proposal; provided, that Sensytech may terminate this Agreement under this Section 8.1(f) only if it has complied with all of the provisions of Section 6.3 and upon such termination, Sensytech makes the payment to Argon required under Section 8.3(a)(ii) in accordance with such section (including but not limited to making the payment upon the date of termination);

(g) by either Sensytech or Argon, if the Board of Directors of Argon has provided written notice to Sensytech that it has determined to accept a Superior Proposal; provided, that Argon may terminate this Agreement under this Section 8.1(g) only if it has complied with all of the provisions of Section 6.4 and upon such termination, Argon makes the payment to Sensytech required under Section 8.3(a)(ii) in accordance with such section (including but not limited to making the payment upon the date of termination);

(h) by Argon, upon written notice to Sensytech, if (i) there shall have been a breach by Sensytech of any of its covenants or agreements in this Agreement, which breach has not been cured within thirty (30) days following written notice thereof to Sensytech or, by its nature, cannot be cured within such time or (ii) there has been a breach by Sensytech of any of its representations or warranties set forth in this Agreement, in the case of (i) and/or (ii), which either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.3(a); provided, however, that Argon may terminate this Agreement pursuant to this Section 8.1(h) as a result of a breach by Sensytech of the fourth sentence of Section 4.5(a) only if the changes, facts, circumstances, events or effects resulting in such breach constitute a Material Adverse Effect on Sensytech;

(i) by Sensytech, upon written notice to Argon, if (i) there shall have been a breach by Argon of any of its covenants or agreements in this Agreement, which breach has not been cured within thirty (30) days following written notice thereof to Argon or, by its nature, cannot be cured within such time or (ii) there has been a breach by Argon of any of its representations or warranties set forth in this Agreement (except for a breach of its representation and warranty contained in Section 5.27(a)), in the case of (i) and/or (ii), which either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a);

(j) by either Sensytech or Argon if at the Sensytech Stockholders Meeting or any adjournment thereof at which the Merger shall have been submitted for adoption by the Sensytech stockholders, the Merger shall have failed to receive the Sensytech Stockholders’ Approval;

(k) by either Sensytech or Argon if at the Argon Stockholders Meeting or any adjournment thereof at which the Merger shall have been submitted for adoption by the Argon stockholders, the Merger shall have failed to receive the Argon Stockholders’ Approval;

(l) by either Sensytech or Argon if Ryan Beck has failed to deliver its written opinion in accordance with, and by the date set forth in, Section 6.20; and

(m) by either Sensytech or Argon upon the failure of the condition set forth in Section 7.1(g).

      8.2     Effect of Termination. In the event of termination of this Agreement by either Sensytech or Argon, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Sensytech or Argon or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, this Section 8.2 and Section 6.7(b), Section 6.9 and Section 10.2 shall survive. Nothing in this Section 8.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

      8.3     Termination Payment.

      (a) If this Agreement is terminated:

(i) pursuant to Section 8.1(e), Section 8.1(g), Section 8.1(i) or Section 8.1(k), then Argon shall pay to Sensytech immediately on the date of such termination, the sum of (x) all costs and out-of-pocket expenses (including reasonable attorneys’, accountants and financial advisor fees and expenses related to the Merger and the fee payable with respect to the filing under the HSR Act) incurred in connection with negotiation and preparation of this Agreement and related documentation, due diligence investigations and the preparation, filing, printing and mailing of the Joint Proxy Statement/ Prospectus (collectively, the “Transaction Costs and Expenses”) of Sensytech and (y) $3,750,000 (collectively with the Sensytech Transaction Costs and Expenses, the “Sensytech Termination Fee”). The amount of the Sensytech Termination Fee pursuant to this Section 8.3(a)(i) shall be payable in cash by wire transfer of immediately available funds to an account designated by Sensytech; and

(ii) pursuant to Section 8.1(d), Section 8.1(f), Section 8.1(h) or Section 8.1(j), then Sensytech shall pay to Argon immediately on the date of such termination, (x) the Transaction Costs and Expenses of Argon, plus (y) $3,750,000 (collectively with the Argon Transaction Costs and Expenses, the “Argon Termination Fee”). The amount of the Argon Termination Fee pursuant to this Section 8.3(a)(ii) shall be payable in cash by wire transfer of immediately available funds to an account designated by Argon.

      (b) In the event either of the Sensytech Termination Fee or the Argon Termination Fee contemplated by Section 8.3(a) is not paid when due, such Termination Fee payment shall bear interest at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 1% per annum, and in addition to being obligated to pay make such payment and interest thereon, the party obligated to make such Termination Fee payment shall pay or reimburse the other party’s costs and expenses (including but not limited to reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including but not limited to the filing of any lawsuit or other legal action to collect payment of the Termination Fee and any interest thereon.

      8.4     Amendment. This Agreement may not be amended except by action taken by the parties’ respective boards of directors or pursuant to authority granted by such boards of directors and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

      8.5     Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

SURVIVAL

      9.1     Survival. The representations and warranties made in this Agreement shall not survive the Closing Date. The covenants and other agreements in this Agreement (except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time), including any rights arising out of any breach of such covenants, shall not survive the Effective Time.

ARTICLE 10

GENERAL PROVISIONS

      10.1     Brokers. Each of the parties hereto agrees to hold each of the other parties hereto harmless from and against any finders’ fees in connection with the Merger contemplated by this Agreement based upon arrangements made by or on behalf of such arranging party.

      10.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) If to Sensytech to:

Sensytech, Inc.
8419 Terminal Road
Newington, VA 22122
Attention: S. Kent Rockwell, Chairman and
Chief Executive Officer
Fax: (703) 550-0883

      with copies to (which shall not constitute notice):

DKW Law Group LLC
600 Grant Street
58th Floor, U.S. Steel Tower
Pittsburgh, PA 15219
Attention: Warren J. Archer, Esq.
Fax: (412) 355-2609

      (b) If to Argon, to:

Argon Engineering Associates, Inc.
12701 Fair Lakes Circle
Suite 800
Fairfax, VA 22030
Attention: Dr. Terry Collins, Chairman and
Chief Executive Officer
Fax: (703) 322-0885

      with a copy (which shall not constitute notice) to:

Holland & Knight LLP
1600 Tysons Boulevard
Suite 700
McLean, VA 22102-4867
Attention: Michael M. Mannix, Esq.
Fax: (703) 720-8610

      All such communications shall be deemed to have been duly given: (A) in the case of a notice delivered by hand, when personally delivered; (B) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt; and (C) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

      10.3     Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation and (c) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

      10.4     Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

      10.5     Jurisdiction. Each of Sensytech and Argon hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law.

      10.6     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      10.7     Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in the exception to Section 9.4(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      10.8     Severability. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

      10.9     Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      10.10     Sensytech Guarantee. Sensytech agrees to take all action necessary to cause Acquisition Sub, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Sensytech unconditionally guarantees to Argon the full and complete performance by Acquisition Sub of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Acquisition Sub under this Agreement.

[The remainder of this page intentionally left blank.]

      IN WITNESS WHEREOF, Sensytech and Argon have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

SENSYTECH, INC.

By:	/s/ S. K. ROCKWELL

Name: S. Kent Rockwell

Title:	Chairman & CEO

ARGON ENGINEERING ASSOCIATES, INC.

By:	/s/ TERRY L. COLLINS

Name: Terry L. Collins

Title:	Chairman & CEO

EXHIBIT A

DEFINITIONS — REFERENCE TABLE

“Acquisition Proposal” means, as to any party, a proposal for any tender offer, merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving that party or any of its Subsidiaries and a third party, or any acquisition by a third party of any party’s Capital Stock (other than upon the exercise of the party’s stock options that are outstanding on the date hereof in accordance with their terms or pursuant to existing contractual obligations) or of any business or assets of that party or any of its Subsidiaries (other than acquisitions of a business or assets in the ordinary course of business), or any combination of the foregoing, in a single transaction or a series of related transactions .

“Acquisition Sub” has the meaning assigned in such term in the Preamble.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning assigned to such term in the Preamble.

“Argon” has the meaning assigned to such term in the Preamble.

“Argon Capital Stock” means all of the issued and outstanding shares of capital stock of Argon.

“Argon Class A Common Stock” has the meaning assigned to such term in Section 3.1(a).

“Argon Class B Common Stock” has the meaning assigned to such term in Section 3.1(a).

“Argon Common Stock” has the meaning assigned to such term in Section 3.1(a).

“Argon Diligence Review” has the meaning assigned to such term in Section 6.7(a).

“Argon Disclosure Schedule” shall mean, with respect to Argon and its Subsidiaries, the schedules delivered by Argon to Sensytech in connection with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Argon Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by Argon that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, a Material Adverse Effect on Argon.

“Argon Financial Statements” has the meaning assigned to such term in Section 5.27(a).

“Argon Government Bids” has the meaning assigned to such term in Section 4.20.

“Argon Insiders” has the meaning assigned to such term in Section 6.18.

“Argon Insurance Policies” has the meaning assigned to such term in Section 5.26.

“Argon Leases” has the meaning assigned to such term in Section 5.14(b).

“Argon Leased Real Property” has the meaning assigned to such term in Section 5.14(b).

“Argon Material Contracts” has the meaning assigned to such term in Section 5.16(a).

“Argon Owned Real Property” has the meaning assigned to such term in Section 5.14(a).

“Argon Plans” has the meaning assigned to such term in Section 5.12(a).

“Argon Representative” has the meaning assigned to such term in Section 6.4(a).

“Argon Stock Option Plans” has the meaning assigned to such term in Section 5.12(l).

“Argon Stockholders’ Approval” has the meaning assigned to such term in Section 5.4(d).

“Argon Stockholders’ Meeting” has the meaning assigned to such term in Section 6.5(b).

“Argon Termination Fee” has the meaning assigned to such term in Section 8.3(a)(ii).

“Articles of Merger” has the meaning assigned to such term in Section 1.2.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Virginia are authorized or required by law to close.

“Certificate of Amendment” has the meaning assigned to such term in Section 6.5(a).

“Closing” has the meaning assigned to such term in Section 1.3.

“Closing Date” has the meaning assigned to such term in Section 1.3.

“Code” has the meaning assigned to such term in the Recitals.

“Confidentiality Agreement” means the confidentiality agreement dated effective as of February 4, 2004, between Sensytech and Argon, as the same may be amended from time to time.

“DCAA” means the Defense Contract Audit Agency of the United States government.

“Dissenters’ Shares” has the meaning assigned to such term in Section 3.3.

“DOJ” has the meaning assigned to such term in Section 6.6(b).

“Effective Time” has the meaning assigned to such term in Section 1.2.

“Environmental Law” means any applicable Federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning assigned to such term in Section 3.1(a).

“Form S-4” has the meaning assigned to such term in Section 6.8(a).

“FTC” has the meaning assigned to such term in Section 6.6(b).

“Government Bid” means any quotation, bid or proposal which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, Government Bid, change order or other commitment or funding vehicle between a person and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b). A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any government authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“Houlihan” has the meaning assigned to such term in Section 5.24.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” has the meaning assigned to such term in Section 4.18(c).

“ISRA” has the meaning assigned to such term in Section 6.19.

“Joint Proxy Statement/ Prospectus” has the meaning assigned to such term in Section 6.8(a).

“knowledge” means, as to any party, the knowledge after reasonable inquiry of the chief executive officer, chief operating officer, chief financial officer, general counsel and other executive officers of the party.

“laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

“Liens” means claims, encumbrances, mortgages, security interests, equities, or charges of any nature whatsoever.

“Material Adverse Effect” means, with respect to any entity, (a) any adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, results of operations or prospects of such entity and its Subsidiaries taken as a whole, other than any change, circumstance, fact, event or effect relating to (i) the economy in general, except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities, (ii) the industries in which Argon or Sensytech operate and not specifically relating to Argon or Sensytech, including changes in legal, accounting or regulatory changes, or conditions, except if such entity is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, or (b) a material adverse effect on the ability of such entity to perform its obligations under this Agreement.

“Merger” has the meaning assigned to such term in the Preamble.

“NJDEP” has the meaning assigned to such term in Section 6.19.

“Non-Breaching Party” has the meaning assigned to such term in Section 9.2.

“Notice of Superior Proposal” has the meaning assigned to such term in Section 6.3(e).

“Permitted Liens” means, as to any Person (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Person, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person’s books in accordance with generally accepted accounting principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Person or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

“Permits” has the meaning assigned to such term in Section 4.9.

“Person” means any individual, partnership, joint venture, corporation, limited liability Sensytech, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“PWC” has the meaning assigned to such term in Section 4.5(a).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

“Relevant Courts” has the meaning assigned to such term in Section 10.5.

“Required Statutory Approvals” means, collectively, (a) the filings by Argon and Sensytech required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, and (b) the making of the Merger Filing with the VSCC in connection with the Merger.

“Ryan Beck” has the meaning assigned to such term in Section 4.25.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 4.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensytech” has the meaning assigned to such term in the Preamble.

“Sensytech Capital Stock” means all of the issued and outstanding shares of capital stock of Sensytech.

“Sensytech Common Stock” has the meaning assigned to such term in Section 3.1(a).

“Sensytech Diligence Review” has the meaning assigned to such term in Section 6.7(a).

“Sensytech Disclosure Schedule” shall mean, with respect to Sensytech and its Subsidiaries, the schedules delivered by Sensytech to Argon in connection with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Sensytech Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by Sensytech that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, a Material Adverse Effect on Sensytech.

“Sensytech Government Contracts” has the meaning assigned to such term in Section 4.20

“Sensytech Government Bids” has the meaning assigned to such term in Section 4.20.

“Sensytech Insurance Policies” has the meaning assigned to such term in Section 4.28.

“Sensytech Leased Real Property” has the meaning assigned to such term in Section 4.15(b).

“Sensytech Leases” has the meaning assigned to such term in Section 4.15(b).

“Sensytech Material Contracts” has the meaning assigned to such term in Section 4.17(a).

“Sensytech Owned Real Property” has the meaning assigned to such term in Section 4.15(a).

“Sensytech Plans” has the meaning assigned to such term in Section 4.13(a).

“Sensytech Reports” has the meaning assigned to such term in Section 4.5(a).

“Sensytech Representative” has the meaning assigned to such term in Section 6.3(a).

“Sensytech Stock Option Plans” has the meaning assigned to such term in Section 4.13(l).

“Sensytech Stockholders’ Approval” has the meaning assigned to such term in Section 4.4(d).

“Sensytech Stockholders’ Meeting” has the meaning assigned to such term in Section 6.5(a).

“Sensytech Termination Fee” has the meaning assigned to such term in Section 8.3(a)(i).

“Subsidiary” shall mean, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” has the meaning assigned to such term in Section 6.3(b).

“Surviving Corporation” has the meaning assigned to such term in Section 1.1.

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Transaction Costs and Expenses” has the meaning assigned to such term in Section 8.3(a)(i).

“VSCA” has the meaning assigned to such term in Section 1.1.

“VSCC” has the meaning assigned to such term in Section 1.2.